UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Petroleum Development Corporation
(doing business as PDC Energy)

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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PETROLEUM DEVELOPMENT CORPORATION
(dba PDC Energy)

1775 Sherman Street, Suite 3000
Denver, Colorado 80203

April 25, 2011

Dear Stockholder of Petroleum Development Corporation (dba PDC Energy):

You are cordially invited to the Petroleum Development Corporation (dba PDC Energy) Annual Meeting of Stockholders to be held at the Denver Financial Center, Lobby Conference Room, 1775 Sherman Street, Denver, Colorado 80203, on June 10, 2011, at 11:00 a.m. Mountain Time.

The Notice of Annual Meeting and Proxy Statement, which are attached, provide information concerning the matters to be considered at the Annual Meeting. The Annual Meeting will cover the business contained in the Proxy Statement, including the election of three directors to our Board of Directors. I encourage you to read the enclosed Notice of Annual Meeting and Proxy Statement, which contains information about the Board of Directors and its committees and personal information about each of the nominees for the Board. The Proxy Statement provides information concerning our compensation of executive officers and includes a proposal for an advisory vote on executive compensation, as well as a proposal for an advisory vote on the frequency of future advisory votes on executive compensation. The Proxy Statement also includes a proposal to ratify the appointment of our independent registered public accounting firm, PricewaterhouseCoopers LLP.

We hope you can join us on June 10, 2011. Whether or not you can attend personally, it is important that your shares are represented at the meeting. We value your opinions and encourage you to participate in this year’s Annual Meeting by voting your proxy. You may vote by following the instructions on the proxy card. You may also attend in person and vote at the Annual Meeting.

Sincerely,

Daniel W. Amidon,
Corporate Secretary

PETROLEUM DEVELOPMENT CORPORATION
(dba PDC Energy)

1775 Sherman Street, Suite 3000
Denver, Colorado 80203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 10, 2011

Denver Financial Center
Lobby Conference Room
1775 Sherman Street
Denver, Colorado 80203

To the Stockholders of Petroleum Development Corporation (dba PDC Energy):

Notice is hereby given that the Annual Meeting of Stockholders of Petroleum Development Corporation (dba PDC Energy) (“PDC,” “PDC Energy” or the “Company”) will be held at the Denver Financial Center, Lobby Conference Room, 1775 Sherman Street, Denver, Colorado 80203, on June 10, 2011, at 11:00 a.m. Mountain Time, for the following purposes, all as more fully described in the accompanying Proxy Statement:

(1) To elect the three Class I Director Nominees identified in the accompanying Proxy Statement for a three-year term until the 2014 Annual Meeting of Stockholders and until their successors are elected;

(2) To conduct an advisory vote on the compensation of the Company’s Named Executive Officers;

(3) To conduct an advisory vote on the frequency (every one, two or three years) of future advisory votes on the compensation of the Company’s Named Executive Officers;

(4) To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

(5) To consider such other business as may properly come before the meeting and at any and all adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 15, 2011, as the record date for determining the stockholders having the right to receive notice of, to attend and to vote at the Annual Meeting or any adjournment or postponement thereof. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote is required to constitute a quorum.

Each stockholder is cordially invited to attend and to vote at this meeting in person. Stockholders who do not expect to attend are requested to sign and date the accompanying proxy card and return it promptly in the enclosed postpaid envelope.

By Order of the Board of Directors,

Daniel W. Amidon,
Corporate Secretary

Denver, Colorado
April 25, 2011

PETROLEUM DEVELOPMENT CORPORATION
(dba PDC Energy)

1775 Sherman Street, Suite 3000
Denver, Colorado 80203

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 10, 2011

Denver Financial Center
Lobby Conference Room
1775 Sherman Street
Denver, Colorado 80203

The accompanying proxy is solicited by the Board of Directors (“Board”) of Petroleum Development Corporation (dba PDC Energy) (“PDC,” “PDC Energy” or the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held on June 10, 2011, at 11:00 a.m. Mountain Time, and at any and all adjournments or postponements of the meeting, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Stockholders. This Proxy Statement and the enclosed form of proxy are first being mailed to the stockholders of the Company on or about April 25, 2011.

The Company will bear the cost related to the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable and appropriate expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, Directors, officers and employees of the Company may solicit proxies by telephone and, to the extent necessary, other electronic communication and personal interviews without additional compensation. The Company entered into an agreement with Georgeson Inc. as its proxy solicitor and anticipates paying costs of approximately $10,000 for such services.

GENERAL INFORMATION

Who May Vote

Stockholders of PDC, as recorded in the Company’s stock register on April 15, 2011, may vote at the meeting. The outstanding voting securities of the Company, as of April 15, 2011, consisted of 23,475,673 shares of common stock. Each share of common stock is entitled to one vote on each matter considered at the meeting.

How Proxies Work

The Board is asking for your proxy. Giving the Board your proxy means that you authorize the Board to vote your shares at the meeting in the manner you direct. We will vote your shares as you direct. You may vote for any or all Class I Director Nominees, or you may withhold your vote from any or all of the Director Nominees. Except regarding the vote on frequency, as set forth in the next sentence, you may also vote for or against the other proposals, or abstain from voting. With respect to the vote as to how frequently the stockholders should consider and vote upon our Named Executive Officers (as hereinafter defined) compensation, stockholders may vote for a frequency of vote of every one, two or three years, or stockholders may abstain from voting. Cumulative voting is not permitted by the Company’s By-Laws in the election of Directors.

If your shares are held in your name, you can vote by completing, signing and dating your proxy card and returning it in the enclosed envelope. If you give the Board your signed proxy but do not specify how to vote, your shares will be voted (1) in favor of the Class I Director Nominees named on the proxy: (2) in favor of approving the Company’s compensation of its Named Executive Officers; (3) in favor of the Company’s recommendation that the stockholders consider and vote upon the Company’s compensation of its Named Executive Officers once every three years; and (4) in favor of the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

If you hold shares through someone else, such as a stockbroker, you will receive material from that firm asking how you want to vote. Check the voting form used by that firm to determine what procedures you must follow in order for you to vote your shares.

Voting 401(k) and Profit Sharing Plan Shares

If you are a participant in PDC’s 401(k) and Profit Sharing Plan and have shares of PDC common stock credited to your plan account as of the record date, such shares are shown on the enclosed proxy card and you have the right to direct the plan trustee regarding how to vote those shares. The trustee will vote the shares in your plan account in accordance with your instructions. Your vote may not be counted if your proxy card is not received by June 7, 2011, or if you have not sent instructions by such date as provided above under “How Proxies Work.” You cannot vote such shares at the Annual Meeting or change your vote.

Revoking a Proxy

You may revoke your proxy before it is voted by:

•	Submitting a new signed proxy with a later date;

•	Notifying PDC’s Corporate Secretary in writing before the meeting that you wish to revoke your proxy; or

•	Appearing at the meeting, notifying the Inspector of the Election that you wish to revoke your proxy, and voting in person at the meeting. Merely attending the meeting will not result in your revoking your proxy.

If you hold your shares through someone else, such as a stockbroker, you will need to follow the directions they give you to revoke a proxy or otherwise vote at the meeting.

Quorum

In order to carry on the business of the meeting, there must be a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by PDC itself, are not voted and do not count for this purpose.

Votes Needed

The following table presents the voting requirements to elect the three Class I Director Nominees and approve the other proposals presented in this Proxy Statement. Brokers, banks or other holders of record will have discretionary authority only with respect to the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

PROPOSAL SUMMARY

Proposal	Vote Required

Election of Class I Directors. (Proposal No. 1)	The three Nominees for a term of three years to expire in 2014 who receive the largest number of votes cast will be elected Directors for such term. There is no cumulative voting for directors.
Conduct an advisory vote on the compensation of the Company’s Named Executive Officers. (Proposal No. 2)	Majority of votes cast.
Conduct an advisory vote on the frequency (every one, two or three years) of future advisory votes on the compensation of the Company’s Named Executive Officers. (Proposal No. 3)	The frequency option that receives the highest number of votes cast is the option that will be deemed approved by the stockholders.
Ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. (Proposal No. 4)	Majority of votes cast.

The Class I Director Nominees who receive the most votes will be elected to fill the available seats on the Board. There is no provision in the Company’s By-Laws which requires Director Nominees to receive a majority of the votes cast to be elected. Only votes for or against a proposal count, except with respect to Proposal No. 3. Abstentions and broker non-votes will count for auditor ratification (Proposal No. 4) and for quorum purposes, but not for other voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority from the owner of the stock to vote on a particular proposal.

Attending in Person

Only stockholders or their proxy holders and PDC’s guests may attend the Annual Meeting. For safety and security reasons, no cameras, audio or video recording equipment, large bags, briefcases or packages will be permitted in the meeting. In addition, each stockholder and guest may be asked to present valid, government-issued picture identification, such as a driver’s license, before being admitted to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you beneficially owned the shares on April 15, 2011, the record date for receiving notice of, attending and voting at the Annual Meeting. Stockholders who do not present such information at the meeting will be admitted upon verification of ownership at the admissions counter.

Conduct of the Meeting

The Chairman has broad authority to conduct the Annual Meeting in an orderly and timely manner. This authority includes establishing rules for stockholders who wish to address the meeting. The Chairman may also exercise broad discretion in recognizing stockholders who wish to speak and in determining the extent of discussion on each item of business. In light of the need to conclude the meeting within a reasonable period of time, there can be no assurance that every stockholder who wishes to speak on an item of business will be able to do so. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders.

Contact Information

If you have questions or need more information about the Annual Meeting, write to or call:

Corporate Secretary
Petroleum Development Corporation
1775 Sherman Street, Suite 3000
Denver, CO 80203
(303) 860-5800

For information about shares registered in your name, call PDC at 1-800-624-3821. You are also invited to visit PDC’s website at www.petd.com. Website materials are not incorporated by reference into this Proxy Statement.

PROPOSALS REQUIRING STOCKHOLDER VOTE

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

(Proposal 1 on the Proxy Card)

As of the date of this Proxy Statement and as permitted by the Company’s By-Laws, the Company’s Board of Directors (“Board”) has eight members divided into three classes. Directors are usually elected for three-year terms. The terms for members of each class end in successive years.

The Board has nominated three continuing Class I Directors, Joseph E. Casabona, David C. Parke and Jeffrey C. Swoveland, whose terms expire in 2011 at the Annual Meeting, to stand for election to the Board for a three-year term expiring in 2014. Mr. Casabona joined the Board in 2007 and currently serves on the Audit Committee and the Planning and Finance Committee, which he chairs. Mr. Parke joined the Board in 2003 and currently serves on the Nominating and Governance Committee, the Planning and Finance Committee, and the Compensation Committee. Mr. Swoveland joined the Board in 1991 and currently serves as Presiding Independent Director and also serves on the Audit Committee, the Executive Committee, the Planning and Finance Committee and the Compensation Committee.

The appointed proxies will vote your proxy in accordance with your instructions and for the election of the three Class I Director Nominees unless you withhold your authority to vote for any of them. The Board does not contemplate that any of the Director Nominees will become unavailable for any reason; however, if any Director is unable to stand for election, the Board may reduce its size or choose a substitute. This proxy cannot be voted for a greater number of persons than the number of Director Nominees named or for a person who is not named in this Proxy Statement as a candidate for Director.

Board of Directors

The following table sets forth certain information as of March 30, 2011, regarding the composition of the Board, including the term of each Director.

			Director	Current Term
	Age	Position	Since	to Expire

Nominees
Joseph E. Casabona	67	Director	2007	2011
David C. Parke	44	Director	2003	2011
Jeffrey C. Swoveland	56	Director	1991	2011

Other Directors
Anthony J. Crisafio	58	Director	2006	2012
Kimberly Luff Wakim	53	Director	2003	2012
Larry F. Mazza	50	Director	2007	2013
Richard W. McCullough	59	Chief Executive Officer and Chairman	2007	2013
James M. Trimble	62	Director	2009	2013

First
Name, Principal Occupation for Past Five Years	Elected
and Other Directorships	Director

NOMINEES FOR A THREE-YEAR TERM EXPIRING IN 2014 — CLASS I

JOSEPH E. CASABONA, 67, served as Executive Vice President and member of the Board of Directors of Denver-based Energy Corporation of America (“ECA”), from 1985 until his retirement in May 2007. ECA is a privately held energy company that owns and operates assets both in the U.S. and around the world, including approximately 5,200 wells, 5,000 miles of pipeline, and 1,000,000 acres. From 1968 until 1985, Mr. Casabona was employed at KPMG Main Hurdman, or its predecessors, with various titles, including audit partner in the Pittsburgh, Pennsylvania office, where he primarily serviced public clients in the oil and gas industry. From 2008 until the beginning of 2011, Mr. Casabona served as Chief Executive Officer of Paramax Resources Ltd, a junior public Canadian oil and gas company engaged in the business of acquiring and exploration of oil and gas prospects, primarily in Canada and Idaho. As the primary direct report to the Chief Executive Officer of ECA, Mr. Casabona’s major responsibilities included strategic planning/forecasting, acquisitions, capital transactions, corporate policy, as well as executive oversight in operational and drilling activities in the continental U.S. and internationally. In determining Mr. Casabona’s qualifications to serve on our Board, the Board has considered, among other things, that Mr. Casabona brings to the Board extensive first-hand experience in all aspects of the oil and gas industry, including natural gas exploration, development, acquisitions, operations and strategic planning, as well as experience in two of the Company’s primary areas of operations, the Rocky Mountain Region and the Appalachian Basin. Mr. Casabona’s educational achievements include a BSBA from the University of Pittsburgh and a Master of Science-Mineral Economics from Colorado School of Mines.	2007

First
Name, Principal Occupation for Past Five Years	Elected
and Other Directorships	Director

DAVID C. PARKE, 44, is a Managing Director in the investment banking group of Boenning & Scattergood, Inc., in West Conshohocken, Pennsylvania, a full-service investment banking firm. Prior to joining Boenning & Scattergood in November 2006, he was a Director with investment banking firm Mufson Howe Hunter & Company LLC, in Philadelphia, Pennsylvania, from October 2003 to November 2006. From 1992 through 2003, Mr. Parke was Director of Corporate Finance of Investec, Inc. and its predecessor, Pennsylvania Merchant Group Ltd., both investment banking companies. Prior to joining Pennsylvania Merchant Group, Mr. Parke served in the corporate finance departments of Wheat First Butcher & Singer, now part of Wells Fargo, and Legg Mason, Inc., now part of Stifel Nicolaus. In determining Mr. Parke’s qualifications to serve on our Board, the Board has considered, among other things, that Mr. Parke has extensive investment banking experience, including experience in the oil and gas area, allowing him to contribute broad financial and investment banking expertise to the Board and to provide guidance on capital markets and acquisition matters.	2003

JEFFREY C. SWOVELAND, 56, is President and Chief Executive Officer of ReGear Life Sciences, Inc. in Pittsburgh, Pennsylvania (previously named Coventina Healthcare Enterprises), which develops and markets medical device products, where he was previously Chief Operating Officer. From 2000 until 2007, Mr. Swoveland served as Chief Financial Officer of Body Media, Inc., a life-science company specializing in the design and development of wearable body monitoring products and services. Prior thereto, Mr. Swoveland held various positions including Vice President of Finance, Treasurer and interim Chief Financial Officer with Equitable Resources, Inc., a diversified natural gas company, from 1994 to September 2000. Mr. Swoveland also has worked as a geologist and exploratory geophysicist for both major and independent oil and gas companies. Mr. Swoveland serves as a member of the Board of Directors of Linn Energy, LLC, a public independent natural gas and oil company. In determining Mr. Swoveland’s qualifications to serve on our Board, the Board has considered, among other things, that Mr. Swoveland brings to the Board extensive corporate management, accounting and finance experience, and oil and gas industry expertise. Additionally, his service as a director of another public energy company provides leadership and knowledge of best practices that benefit the Company. His guidance and understanding of management processes of larger oil and gas companies benefits the Company as it grows.	1991

CONTINUING DIRECTORS WITH TERM EXPIRING IN 2012 — CLASS II

ANTHONY J. CRISAFIO, 58, a Certified Public Accountant, has served as an independent business consultant for more than fifteen years, providing financial and operational advice to businesses in a variety of industries and stages of development. He is currently serving as interim contract Chief Financial Officer for Empire Energy USA, LLC, which operates approximately 2,500 operating wells primarily in New York and Kansas and is 90% owned by Empire Energy Group Limited, an energy investment company listed on the Australian Securities Exchange. He also serves as an interim Chief Financial Officer and Advisory Board member for a number of privately held companies and has been a Certified Public Accountant for more than thirty years. Mr. Crisafio served as Chief Operating Officer, Treasurer and member of the Board of Directors of Cinema World, Inc. from 1989 until 1993. From 1975 until 1989, he was employed by Ernst & Young and was a partner with Ernst & Young from 1986 to 1989. He was responsible for several Securities and Exchange Commission (“SEC”) registered client engagements and gained significant experience with oil and gas industry clients and mergers and acquisitions. In determining Mr. Crisafio’s qualifications to serve on our Board, the Board has considered, among other things, that Mr. Crisafio brings to the Board more than thirty years of financial accounting and management expertise, with demonstrated business management and accounting experience.	2006

First
Name, Principal Occupation for Past Five Years	Elected
and Other Directorships	Director

KIMBERLY LUFF WAKIM, 53, an attorney and a Certified Public Accountant, is a Partner with the Pittsburgh, Pennsylvania law firm Thorp, Reed & Armstrong LLP, where she serves as a member of the Executive Committee and is the Practice Group Leader for the Bankruptcy and Financial Restructuring Practice Group. She has practiced law with Thorp, Reed & Armstrong since 1990. Ms. Wakim was previously an auditor with Main Hurdman (now KPMG) and was Assistant Controller for PDC from 1982 to 1985. She has been a member of the AICPA and the West Virginia Society of CPAs for more than sixteen years. In determining Ms. Wakim’s qualifications to serve on our Board, the Board has considered, among other things, that Ms. Wakim brings to the Board a combination of strong legal background and expertise in accounting oversight.	2003

CONTINUING DIRECTORS WITH TERM EXPIRING IN 2013 — CLASS III

LARRY F. MAZZA, 50, is President and Chief Executive Officer of MVB Bank, Inc., a bank holding company with multiple banks in West Virginia. He has been Chief Executive Officer since March 2005 and added the duties of President in January of 2009. He is also currently a member of the Board of Directors of MVB Financial Corp., a public company. Prior to joining MVB to lead its geographical expansion and growth, Mr. Mazza was employed from June 1986 to March 2005 by BB&T and its predecessors in West Virginia. At BB&T, he served as Senior Vice President & Retail Banking Manager for West Virginia North Region consisting of thirty-three financial centers. Upon his graduation from West Virginia University with a degree in Business Administration, he joined KPMG, a Big Four accounting firm, with a focus on auditing. A Certified Public Accountant for 26 years, Mr. Mazza also serves on the West Virginia Banking Commission Board of Directors and is active in numerous local community organizations. Mr. Mazza brings to the Board extensive leadership and banking experience. In determining Mr. Mazza’s qualifications to serve on our Board, the Board has considered, among other things, that banking relationships and experience have become particularly important to the Company as it transitions away from the partnership funding model, as well as the general increased importance to the Company of banking relationships during the last few uncertain years. The Company benefits from Mr. Mazza’s firsthand continuing experience as a chief executive officer, a specific attribute sought by the Board when Mr. Mazza initially became a Director in 2007. Mr. Mazza also provides an important link to community and employee stakeholders, demonstrating a continuing commitment to the Company’s largest workforce located in Bridgeport, West Virginia.	2007

RICHARD W. McCULLOUGH, 59, was appointed Chief Executive Officer (“CEO”) of the Company in June 2008 and Chairman of PDC’s Board of Directors in November 2008. From November 2006 until November 2008, he served as Chief Financial Officer of the Company. Prior to joining PDC, Mr. McCullough served from July 2005 to November 2006 as an energy consultant. From January 2004 to July 2005, he was President and Chief Executive Officer of Gasource, LLC, a marketer of long-term, natural gas supplies in Dallas, Texas. From 2001 to 2003, Mr. McCullough served as an investment banker with J.P. Morgan Securities, in Atlanta, Georgia, in the public finance utility group supporting bankers nationally in all natural gas matters. Additionally, Mr. McCullough has held senior positions with Progress Energy, Deloitte and Touche, and the Municipal Gas Authority of Georgia. He holds BS and MS degrees from the University of Southern Mississippi and was a practicing Certified Public Accountant for eight years. In determining Mr. McCullough’s qualifications to serve on our Board, the Board has considered, among other things, that Mr. McCullough serves on the boards of several oil and gas trade industry associations and brings to the Board extensive and diverse oil and gas industry, public accounting and investment banking expertise, and strong leadership and management skills.	2007

First
Name, Principal Occupation for Past Five Years	Elected
and Other Directorships	Director

JAMES M. TRIMBLE, 62, retired in November 2010 as Managing Director of Grand Gulf Energy, Limited (ASX: GGE), a public company traded on the Australian Securities Exchange, a position he had held since August 2005. He remains a member of the board of Directors of Grand Gulf Energy, Limited. In January 2005, Mr. Trimble founded and served until November 2010 as President and Chief Executive Officer of the U.S. subsidiary Grand Gulf Energy Company LLC, an exploration and development company focused primarily on drilling in mature basins in Texas, Louisiana and Oklahoma. From 2000 through 2004, Mr. Trimble was Chief Executive Officer of Elysium Energy and then Tex-Cal Energy LLC, both of which were privately held oil and gas companies that he was brought in to take through troubled workout solutions. Prior to this, he was Senior Vice President of Exploration and Production for Cabot Oil and Gas (NYSE: COG). Mr. Trimble was hired in July 2002 as CEO of TexCal (formerly Tri-Union Development) to manage a distressed oil and gas company through bankruptcy, and that company filed for Chapter 11 reorganization within 45 days after the date that Mr. Trimble accepted such employment. He successfully managed the company through its exit from bankruptcy in 2004. From November 2002 until May 2006, he also served as a director of Blue Dolphin Energy, an independent oil and gas company with operations in the Gulf of Mexico. In determining Mr. Trimble’s qualifications to serve on our Board, the Board has considered, among other things, that Mr. Trimble is a Registered Professional Engineer who brings many years of broad oil and gas industry executive management experience to the Board, including experience as a chief operating officer, and knowledge of current developments and best practices in the industry.	2009

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE CLASS I NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL NO. 1. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDERS’ SPECIFICATIONS. DIRECTORS ARE ELECTED BY A PLURALITY OF THE VOTE.

PROPOSAL NO. 2 — ADVISORY VOTE REGARDING COMPENSATION
OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(Proposal 2 on the Proxy Card)

The stockholders of the Company are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement. While this stockholder vote on executive compensation is an advisory vote that is not binding on the Company or the Board of Directors, the Company values the opinions of its stockholders and will take into consideration the outcome of the vote when making future compensation decisions.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company’s executive compensation program is designed to attract, motivate and retain individuals with the skills required to formulate and drive the Company’s strategic direction and achieve annual and long-term performance necessary to create stockholder value. The program also seeks to align executive compensation with stockholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives.

The Company’s practice of placing a significant portion of each Named Executive Officer’s compensation at-risk demonstrates its pay-for-performance philosophy. In 2010, at least 69% of the target 2010 compensation level for each Named Executive Officer of the Company was in the form of “at-risk” elements (i.e., incentive cash compensation, stock appreciation rights (“SARs”) and restricted stock units). For the Company’s CEO, Mr. McCullough, this figure was 78%.

The Company’s Named Executive Officers all have been granted significant equity to encourage a stake in the Company’s long-term success, and none of such officers has ever sold any shares after receipt. The Company has also instituted Stock Ownership Guidelines and increased the ownership requirements under such guidelines in early 2011. The Company believes that this “tone at the top” guides the Company’s other officers and members of management to obtain and maintain meaningful ownership stakes in the Company.

As discussed later in this Proxy Statement, fiscal 2010 was a very good year for the Company in many key areas, and the Company believes that the compensation paid to the Named Executive Officers was appropriate in light of the Company’s achievements, including the following:

•	Significant repositioning of the Company’s assets to increase the percentage of oil and liquids reserves and production relative to natural gas, including two significant acquisitions in the oil-rich Wolfberry trend in the Permian basin;

•	Successful execution of the largest capital raise in the history of the Company, at a common stock price equal to 83% of the stock’s twelve-month high;

•	Exceeding the Company’s targets for production, reserve growth and adjusted cash flow per share; and

•	The Company’s stock price growth in 2010 exceeded that of its peers.

In light of the above, the Company believes that its compensation of the Named Executive Officers for fiscal 2010 was appropriate and reasonable, and that its compensation programs and practices are sound and in the best interest of the Company and its stockholders.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure and any related material disclosed in this Proxy Statement.

This advisory vote will be approved if it receives the affirmative vote of a majority of shares of common stock of the Company cast at the Annual Meeting and entitled to vote with respect to this proposal. Broker non-votes and abstentions will not affect the outcome of this proposal. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR the above resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION SET FORTH IN THIS PROPOSAL NO. 2. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDERS’ SPECIFICATIONS.

PROPOSAL NO. 3 — FREQUENCY OF ADVISORY VOTE
REGARDING EXECUTIVE COMPENSATION

(Proposal 3 on the Proxy Card)

The stockholders of the Company are entitled to cast an advisory vote at the Annual Meeting to determine how frequently they should consider and cast an advisory vote to approve the compensation of the Company’s Named Executive Officers. The choices are: annually, every other year, or every three years or abstain.

The Company, the Compensation Committee and the Board of Directors believe that it is appropriate and in the best interests of the Company for the Company’s stockholders to cast an advisory vote on executive compensation every three years, for the following reasons:

•	The Company’s stock price is very volatile, so a multi-year approach is more appropriate. This stock price volatility is partially related to volatility of underlying oil and natural gas commodities that are central to the Company’s business and partially caused by the low daily trading volume experienced by smaller companies which exaggerates stock price swings;

•	The Company’s long-term incentive grants to the Named Executive Officers have three-year vesting. In addition, in 2011 the Company granted performance shares to its Named Executive Officers based on three-year total shareholder return (“TSR”) performance against peers; we believe it is logical for a stockholder vote to take a similar approach;

•	Three of the Company’s five largest stockholders, with ownership totaling 27% of our outstanding stock, have stated that they will support a triennial say-on-pay vote;

•	An annual stockholder vote on executive compensation runs the risk of becoming a referendum in hindsight with respect to the amount of executive compensation paid in a particular year and is not likely to provide the Company or the Board with meaningful guidance as to whether the Company’s executive compensation programs and policies are generally appropriate and effective. Determining whether executive compensation has been properly calibrated to Company performance is best viewed over a multi-year period rather than any single year, given that a single year can be impacted by various factors (difficulty in forecasting oil and gas commodity prices, changes in the global or domestic economy, etc.), especially in times of highly volatile economic conditions such as those experienced over the last few years;

•	If the Company were to receive an advisory vote disapproving the Company’s compensation of its Named Executive Officers, the Company and the Board would want to understand its stockholders’ views that led to such vote. It would take time for the Company to understand and consider these concerns and any potential alternatives. This is particularly true when one considers that any changes to the Company’s compensation programs may have implications beyond the Company’s Named Executive Officers to a large group of employees of the Company. These programs have proven to be valuable in the recruitment and retention of key employees (in addition to its Named Executive Officers), and before the Company eliminated or materially changed these programs, it would want to fully understand the human resources implications of doing so. Once that assessment was made, it will take time to institute any necessary changes and for the Company and its stockholders to determine whether such changes were effective. It would not be in the best interest of stockholders for the Company or the Board to respond to a negative advisory vote on executive compensation in a reactive or “knee-jerk” fashion; and

•	The Company wishes to have open lines of communication with its major stockholders and believes that it generally has an “open door” philosophy in responding to any stockholder who expresses a concern regarding any of the Company’s policies and practices, including those related to executive compensation. As a practical matter, Company stockholders and potential investors will continue to have ample opportunity to engage in meaningful dialogue regarding executive compensation matters during the period of time between advisory votes and that they will not be prejudiced or in any way disenfranchised by our proposed three-year term. Therefore the resources in preparing for and seeking an advisory vote on executive compensation will be most effectively deployed every three years as opposed to a shorter time period, without sacrificing the ability of the stockholders’ concerns to be heard and responded to.

In light of the above, the Company believes that its resources in preparing for and seeking an advisory vote on executive compensation would be most effectively deployed every three years, as opposed to every one or two years.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that a non-binding advisory vote of the Company’s stockholders to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, narrative disclosure and any related material disclosed in this Proxy Statement, be held at an Annual Meeting of the Stockholders, beginning with the 2011 Annual Meeting of the Stockholders, (1) every year, (2) every two years, or (3) every three years.

The advisory vote on the frequency of future stockholder advisory votes on the Company’s executive compensation is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. The Company values the opinions of its stockholders and will consider the outcome of the vote when making its determination regarding how frequently this advisory vote will be held.

Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs. Shares represented by proxies that are marked to indicate abstentions from this proposal and broker non-votes with respect to this proposal will not affect its outcome. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR a frequency of three years for future advisory votes regarding executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” A FREQUENCY OF THREE YEARS WITH RESPECT TO THE RESOLUTION SET FORTH IN THIS PROPOSAL NO. 3. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDERS’ SPECIFICATIONS.

PROPOSAL NO. 4 — RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Proposal 4 on the Proxy Card)

The Audit Committee and the Board have ratified the engagement of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm with respect to the fiscal year ending December 31, 2011. The Board is submitting the appointment of PwC to the stockholders for ratification. If the appointment of PwC is not ratified, the Board will require the Audit Committee to reconsider its selection. A representative of PwC is expected to be present at the meeting, will have an opportunity to make a statement if he or she so desires, and will also be available to respond to appropriate questions.

Principal Accountant Fees and Services

	2010	2009

Audit fees(1)	$1,852,294	$2,674,000
Audit related fees(2)	1,520,079	1,706,384
Tax fees(3)	213,993	550,867
Other fees(4)	3,272	59,500

Total fees	$3,589,638	$4,990,751

(1)	Audit fees consist of the aggregate fees billed for professional services rendered for audit procedures performed with regard to the Company’s annual consolidated financial statements and the report on management’s assessment of internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting, including reviews of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including amounts related to comfort letters and consents issued in conjunction with our debt and equity offerings.

(2)	Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s annual consolidated financial statements and are not reported under “Audit fees.” Fees billed primarily include our proportionate share of amounts billed the Company-sponsored partnerships for the audits of their annual financial statements. Total amounts billed for the Company-sponsored partnerships in 2010 and 2009 were $3,904,766 and $4,708,558, respectively.

(3)	Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning for the Company and its proportionately consolidated entities.

(4)	All other fees consist of aggregate fees billed for products and services other than the services reported above.

Audit Committee Pre-Approval Policies and Procedures

The Sarbanes-Oxley Act of 2002 requires that all services provided to the Company by its independent registered public accounting firm be subject to pre-approval by the Audit Committee or authorized Audit Committee members. The Audit Committee has adopted policies and procedures for pre-approval of all audit services and non-audit services to be provided by the Company’s independent registered public accounting firm. Services necessary to conduct the annual audit must be pre-approved by the Audit Committee annually. Permissible non-audit services to be performed by the independent accountant may also be approved on an annual basis by the Audit Committee if they are of a recurring nature. Permissible non-audit services, which are not eligible for annual pre-approval, to be conducted by the independent accountant must be pre-approved individually by the full Audit Committee or by an authorized Audit Committee member. Actual fees incurred for all services performed by the independent accountant will be reported to the Audit Committee after the services are fully performed. The duties of the Committee are described in the Audit Committee Charter, which is available at the Company’s website under “Corporate Governance.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL NO. 4. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE STOCKHOLDERS’ SPECIFICATIONS. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK CAST AT THE MEETING REPRESENTED IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE MEETING IS REQUIRED FOR APPROVAL OF THIS PROPOSAL NO. 4.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board is composed of four Directors and operates under a written charter adopted by the Board. Each member of the Audit Committee meets the independence requirements of Rule 5605(a)(2) of the NASDAQ listing standards and other applicable standards. The duties of the Audit Committee are summarized in this Proxy Statement under “Committees of the Board of Directors” and are more fully described in its charter, which is available at the Company’s website under “Corporate Governance.”

Management is responsible for the Company’s internal controls and preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon. The Audit Committee’s responsibilities include monitoring and overseeing these processes.

The Audit Committee met nine times during 2010. In addition, the Audit Committee authorized each Audit Committee member to serve on a sub-committee of the Audit Committee to review and approve SEC filings and other actions of the partnerships for which the Company serves as general partner. The sub-committee met an additional ten times during 2010 to review such partnership filings. The Audit Committee and sub-committee have continued to meet frequently during 2011.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2010 (the “audited financial statements”) with management and the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”). The Audit Committee also discussed with PwC the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements of Auditing Standards AU § 380) as adopted by the PCAOB in Rule 3200T, as amended, and PwC directly provided reports on significant matters to the Audit Committee.

The Audit Committee has received the written disclosures and the letter from PwC required by PCAOB Rule 3526 and has discussed with PwC its independence from the Company.

The Audit Committee has discussed with management and PwC such other matters and received such assurances from them as the Audit Committee deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended that the Board include the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2010.

The Board approved the Audit Committee’s recommendation to appoint PwC to serve as the Company’s independent registered public accounting firm for the year ended December 31, 2011. This appointment is subject to ratification by the Company’s stockholders.

Anthony J. Crisafio, Chair
Joseph E. Casabona
Jeffrey C. Swoveland
Kimberly Luff Wakim

AUDIT COMMITTEE
of the Board of Directors

ALL OTHER BUSINESS THAT MAY COME BEFORE THE 2011 ANNUAL MEETING

As of the date of this Proxy Statement, the Board is not aware of any matters to be brought before the 2011 Annual Meeting other than the matters set forth in this Proxy Statement. However, if other matters properly come before the meeting, it is the intention of the proxy holders named in the enclosed form of proxy to vote in accordance with their discretion on such matters pursuant to such proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of the Company’s common stock, par value $0.01 per share, as of April 1, 2011, by (1) each person known by the Company to own beneficially more than 5% of the outstanding shares of common stock; (2) each Director of the Company; (3) each Named Executive Officer; and (4) all Directors and executive officers as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable. Voting power is the power to vote or direct the voting of securities, and dispositive power is the power to dispose of or direct the disposition of securities. As of April 1, 2011, 23,475,673 common shares of the Company were outstanding. Except as otherwise indicated, the address for each of the named security holders is 1775 Sherman Street, Suite 3000, Denver, Colorado 80203.

	Number		Percent
	of		of
	Shares		Shares
	Beneficially		Beneficially
Name and Address of Beneficial Owner	Owned		Owned

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	2,757,019	(1)	11.7%
FMR LLC 82 Devonshire Street Boston, MA 02109	2,532,999	(2)	10.8%
Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	2,288,490	(3)	9.7%
Dimensional Fund Advisors Inc. Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,584,514	(4)	6.7%
Capital Research Global Investors 333 South Hope Street 55th Floor Los Angeles, CA 90071	1,275,000	(5)	5.4%
Richard W. McCullough	46,154	(6)	*
Gysle R. Shellum	11,179	(7)	*
Barton R. Brookman, Jr.	38,466	(8)	*
Daniel W. Amidon	15,649	(9)	*
Lance A. Lauck	16,559	(10)	*
Kimberly Luff Wakim	12,834	(11)	*
David C. Parke	13,985	(12)	*
Jeffrey C. Swoveland	16,239	(13)	*
Anthony J. Crisafio	11,406		*
Joseph E. Casabona	12,461		*
Larry F. Mazza	11,919		*
James M. Trimble	11,306		*
All Directors and executive officers as a group (12 persons)	218,157	(14)	*
* Represents less than 1% of the outstanding shares of common stock.

(1)	According to the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 10, 2011.

(2)	According to the Schedule 13G/A filed by FMR LLC with the SEC on March 10, 2011. At the time of the filing, the reporting person reported having sole dispositive power over 2,532,999 shares of common stock.

Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,532,999 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,532,999 shares owned by the Funds. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

(3)	According to the Schedule 13G/A filed by Wellington Management Company, LLP with the SEC on February 14, 2011. At the time of the filing, the reporting person reported having shared voting power over 2,068,490 shares and shared dispositive power over 2,288,490 shares. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 2,288,490 shares of the Company which are held of record by clients of Wellington Management.

(4)	According to the Schedule 13G filed by Dimensional Fund Advisors LP with the SEC on February 11, 2011. At the time of the filing, the reporting person reported having sole voting power over 1,533,824 shares and sole dispositive power over 1,584,514 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this Schedule 13G/A are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(5)	According to the Schedule 13G filed by Capital Research Global Investors with the SEC on February 10, 2011.

(6)	Excludes 49,514 restricted shares subject to vesting greater than 60 days after April 1, 2011; includes 3,333 shares subject to options and 8,457 shares subject to SARs exercisable within 60 days of April 1, 2011. Each SAR entitles the executive officer the right to receive the difference between the fair market value of a share of our common stock on the date of exercise and $24.44, the grant date fair value, payable in shares only.

(7)	Excludes 15,839 restricted shares subject to vesting greater than 60 days after April 1, 2011; includes 2,830 shares subject to SARs exercisable within 60 days of April 1, 2011. Each SAR entitles the executive officer the right to receive the difference between the fair market value of a share of our common stock on the date of exercise and $24.44, the grant date fair value, payable in shares only.

(8)	Excludes 17,193 restricted shares subject to vesting greater than 60 days after April 1, 2011; includes 2,765 shares subject to SARs exercisable within 60 days of April 1, 2011. Each SAR entitles the executive officer the right to receive the difference between the fair market value of a share of our common stock on the date of exercise and $24.44, the grant date fair value, payable in shares only.

(9)	Excludes 16,871 restricted shares subject to vesting greater than 60 days after April 1, 2011; includes 2,602 shares subject to SARs exercisable within 60 days of April 1, 2011. Each SAR entitles the executive officer the right to receive the difference between the fair market value of a share of our common stock on the date of exercise and $24.44, the grant date fair value, payable in shares only.

(10)	Excludes 25,904 restricted shares subject to vesting greater than 60 days after April 1, 2011; includes 2,439 shares subject to SARs exercisable within 60 days of April 1, 2011. Each SAR entitles the executive officer the right to receive the difference between the fair market value of a share of our common stock on the date of exercise and $24.44, the grant date fair value, payable in shares only.

(11)	Excludes 1,046 shares of common stock purchased pursuant to the Non-Employee Director Deferred Compensation Plan.

(12)	Excludes 571 shares of common stock purchased pursuant to the Non-Employee Director Deferred Compensation Plan.

(13)	Excludes 1,321 shares of common stock purchased pursuant to the Non-Employee Director Deferred Compensation Plan.

(14)	Excludes 125,321 restricted shares subject to vesting greater than 60 days after April 1, 2011, and 2,938 shares of common stock purchased pursuant to the Non-Employee Director Deferred Compensation Plan; includes 3,333 shares subject to options and 19,093 SARs exercisable within 60 days of April 1, 2011. Each SAR entitles the executive officer the right to receive the difference between the fair market value of a share of our common stock on the date of exercise and $24.44, the grant date fair value, payable in shares only.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s officers and Directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC. Officers, Directors and holders of more than 10% of the common stock are required by regulations promulgated by the SEC pursuant to the Exchange Act to furnish the Company with copies of all Section 16(a) forms they file. If requested, the Company assists officers and Directors, and will assist beneficial owners, if requested, of more than 10% of the common stock, in complying with the reporting requirements of Section 16(a) of the Exchange Act.

Based solely on a review of the copies of such forms received by it, the Company believes that for the year ended December 31, 2010, all Section 16(a) filing requirements applicable to its Directors, officers and greater than 10% beneficial owners were met, with the exception of a late Form 4 for Mr. Mazza related to a time-based restricted stock grant and two late Form 4s filed by Mr. R. Scott Meyers, an officer of the Company, also related to grants of time-based restricted stock.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and establish the Board’s policies on a number of corporate governance issues. The Corporate Governance Guidelines were most recently amended on September 11, 2010, and are posted under the Corporate Governance section on the Company’s website, together with the following governance documents:

By-Laws
Code of Business Conduct and Ethics
Director Nomination Procedures
Insider Trading Policy
Shareholder Communication Policy
Audit Committee Charter
Compensation Committee Charter
Nominating and Governance Committee Charter
Executive Committee Charter
Planning and Finance Committee Charter
Presiding Independent Director Charter

These documents are also available to any stockholder upon request; see “Contact Information” above.

Board of Directors

The Company’s By-Laws provide that the number of members of the Board of Directors shall be designated from time to time by a resolution of the Board. Currently, the designated number of Directors is eight. The By-Laws provide that the Board shall be divided into three separate classes of Directors which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders one class of Directors, whose term has expired, will be elected to a term of three years. The classes are staggered so that the term of one class expires each year. There is no family relationship between any Director or Named Executive Officer of the Company. There are no arrangements or understandings between any Director or officer and any other person pursuant to which the person was selected as an officer.

Director Independence

In affirmatively determining whether a Director is “independent,” the Board analyzes and reviews the NASDAQ listing standards, which generally provide that a Director will not be independent if:

•	The Director is, or at any time during the past three years was, employed by the Company;

•	The Director or a member of the Director’s immediate family has received from the Company compensation of more than $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence other than for service as a Director; compensation paid to a family member who is an employee of the Company (other than an executive officer); or benefits under a tax-qualified retirement plan or non-discretionary compensation;

•	The Director is a family member of an individual who is, or at any time during the past three years was, an executive officer of the Company;

•	The Director or a member of the Director’s immediate family is a partner in, or a controlling person of, or an executive officer of any organization to which PDC made, or from which PDC received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more (with certain exceptions);

•	The Director or a member of the Director’s immediate family is employed as an executive officer of another entity where at any time during the past three years any of the Company’s executive officers serves on the compensation committee of the other entity; or

•	The Director or a member of the Director’s immediate family is a current partner of PwC or during the past three years was a partner or employee of PwC.

Audit Committee members are subject to additional, more stringent NASDAQ and Exchange Act requirements.

The Board has reviewed business and charitable relationships between the Company and each independent (“Non-Employee”) Director to determine compliance with the NASDAQ listing standards described above and to evaluate whether there are any other facts or circumstances that might impair a Director’s independence. The Board has affirmatively determined that each of Messrs. Casabona, Crisafio, Mazza, Parke, Swoveland, Trimble and Ms. Wakim is independent under NASDAQ Listing Rule 5605 and the Exchange Act.

Board Meetings and Attendance

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Planning and Finance Committee, and Executive Committee. Actions taken by these committees are reported to the Board at the next Board meeting. During 2010, each of the Company’s Directors attended at least 75 percent of all meetings of the Board of Directors and committees of which he or she was a member, with the exception of Ms. Wakim, who was ill during the second half of the fiscal year. As specified in the Company’s Corporate Governance Guidelines, Directors are strongly encouraged, but not required, to attend the Annual Meeting of Stockholders. All of the Directors attended the 2010 Annual Meeting of Stockholders held on June 4, 2010, except Ms. Wakim.

The following table identifies the members of each committee of the Board, the chair of each committee and the number of meetings held in 2010.

2010 BOARD AND COMMITTEE MEMBERSHIPS

Planning
	Board			Nominating	and
	of	Audit	Compensation	and Governance	Finance	Executive
Director	Directors	Committee	Committee	Committee	Committee	Committee

Joseph E. Casabona	✓	✓			✓*
Anthony J. Crisafio	✓	✓*	✓
Larry F. Mazza	✓		✓	✓*
Richard W. McCullough	✓*				✓	✓
David C. Parke	✓		✓	✓	✓
Jeffrey C. Swoveland**	✓	✓			✓	✓
James M. Trimble	✓		✓	✓	✓	✓
Kimberly Luff Wakim	✓	✓	✓*	✓
Number of Meetings in 2010	15***	9****	14	6	11	2

*	Chair

**	Mr. Swoveland was appointed to the Compensation Committee effective as of January 1, 2011, and serves as Presiding Independent Director.

***	Includes one joint meeting with the Planning and Finance Committee.

****	A sub-committee of the Audit Committee held ten additional meetings in 2010 related to SEC partnership filings.

The Non-Employee Directors generally meet in “executive sessions” without the presence of employee Directors at their discretion, in connection with each regularly scheduled Board meeting. Mr. Swoveland serves as Presiding Independent Director at these sessions; however, the other Non-Employee Directors may, in the event of his absence, select another Director to preside over a particular executive session.

STANDING COMMITTEES OF THE BOARD

Audit Committee

The Audit Committee is composed entirely of persons whom the Board has determined to be independent under NASDAQ Listing Rule 5605(a)(2), Section 301 of the Sarbanes-Oxley Act of 2002 and Section 10A(m)(3) of the Exchange Act. Mr. Crisafio chairs the Audit Committee; the other members are Ms. Wakim and Messrs. Casabona and Swoveland. The Board has determined that all four members of the Audit Committee qualify as “financial experts” as defined by SEC regulations and that all of the Audit Committee members are independent of management. The Audit Committee’s purpose is to assist the Board in monitoring the integrity of the financial reporting process, systems of internal controls and financial statements of the Company, and compliance by the Company with legal and regulatory requirements. Additionally, the Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors engaged by the Company for the purpose of preparing or issuing an audit report or related work and to assess the need for an internal audit function and recommend its establishment when deemed appropriate.

In performing its responsibilities, the Audit Committee monitors the integrity of the Company’s financial reporting process and systems of internal controls regarding finance, accounting and legal compliance; monitors the independence of the independent registered public accounting firm; and provides an avenue of communications among the independent registered public accounting firm, management and the Board. The Board has adopted an Audit Committee Charter which is posted on the Company’s website. The Board continues to assess the adequacy of the Charter on an annual basis and will revise it as necessary.

Compensation Committee

The Board has determined that all members of the Compensation Committee (the “Committee”) are independent of the Company under Rule 5605(a)(2) of the NASDAQ listing standards. The Board has adopted a Compensation Committee Charter which is posted on the Company’s website. The Compensation Committee revised its charter in 2010, primarily to clarify its duties with respect to non-senior executive officer compensation oversight.

The purpose and functions of the Committee are to: (1) oversee the development of a compensation strategy for the Company’s Named Executive Officers; (2) evaluate the performance of and set compensation for the CEO; (3) review and approve the elements of compensation for other senior executive officers of the Company; (4) negotiate the terms of employment agreements with executive officers of the Company and approve all change of control plans; (5) review the compensation of the Directors for Board and Committee work and recommend to the full Board changes in such compensation levels; (6) review and approve performance criteria and results for which bonus awards for senior executive officers will be determined, and approve bonus awards to senior executive officers; (7) recommend to the Board of Directors equity-based incentive plans necessary to implement the Company’s compensation strategy, approve all equity grants under the plans, and administer all equity-based incentive programs of the Company, which may include specific delegation to management regarding awards to non-executive officers; (8) review and approve Company contributions to retirement plans; and (9) hire and utilize outside consultants as necessary.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks during fiscal year 2010.

Executive Committee

The purpose and functions of the Executive Committee are to exercise the powers and duties of the Board of Directors between Board meetings and, while the Board is not in session, implement the policy decisions of the Board. The Board has adopted an Executive Committee Charter which is posted on the Company’s website.

Nominating and Governance Committee

The Board of Directors has determined that all members of the Nominating and Governance Committee (the “NG Committee”) are independent of the Company under Rule 5605(a)(2) of the NASDAQ listing standards. The purpose of and functions performed by the NG Committee are to: (1) assist the Board by identifying individuals qualified to become Board members and to recommend to the Board Nominees for the next Annual Meeting of Stockholders or fill any vacancies; (2) recommend to the Board corporate governance guidelines applicable to the Company; (3) lead the Board in its annual review of the Board’s performance; and (4) recommend to the Board Director Nominees for each committee. The Board has adopted a Nominating and Governance Committee Charter which is posted on the Company’s website.

Board Leadership Structure/Presiding Independent Director

As noted in the Corporate Governance Guidelines, the Board believes it is appropriate and efficient to combine the offices of Chairman and CEO, provided that a Presiding Independent Director is in place to preside at executive sessions of the Non-Employee Directors and otherwise provide leadership for the Non-Employee Directors. Mr. Swoveland serves as our Presiding Independent Director. His duties in that role include presiding at executive sessions of the Non-Employee Directors, reviewing agendas for Board meetings, reviewing with the CEO the CEO’s annual goals and objectives, and consulting with the Board regarding its evaluation of the performance of the CEO. Particularly at a smaller business, such as the Company, the Board believes that separation of the roles of CEO and Chairman is not necessary or efficient, which is why the same person, Mr. McCullough, serves as both our CEO and Chairman. In addition, the Board currently consists of seven Non-Employee Directors and only one management Director, further mitigating any risks associated with combining the offices of Chairman and CEO. The Board believes that Mr. Swoveland’s strong leadership as Presiding Independent Director, together with its supermajority of Non-Employee Directors and other aspects of its governance, provides appropriate independent oversight to Board decisions and act as a counterweight to management decisions as represented by the unity of the CEO and Chairman. The Committee reviews the Corporate Governance Guidelines, including this matter, on an annual basis.

Planning and Finance Committee

The purpose of the Planning and Finance Committee is to oversee the responsibilities of the Board relating to planning and finance, including to: (1) organize and oversee the Board’s participation in the development of the Company’s Strategic Plan and the risk assessment and management process; (2) follow the progress in the implementation of the Strategic Plan and to advise the Board of Directors if additional Board action appears to be needed to assure successful implementation of the plan or if a need exists to revise the plan in the face of changing conditions or other factors; (3) assure that management is addressing personnel requirements for the successful implementation of the Strategic Plan; (4) assure that a talent-rich organization is being developed to address both current and future leadership needs; (5) assure that robust management development and succession planning processes are developed and implemented for management at all levels in the Company; and (6) work with the CFO other executive management regarding corporate financial matters including operating and capital budgets, capital structure, dividends, and other significant financial and capital issues. The Board has adopted a charter for the Planning and Finance Committee which is posted on the Company’s website.

DIRECTOR COMPENSATION

Compensation of our Non-Employee Directors is reviewed annually by the Compensation Committee and approved by the Board. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In setting Director compensation, we consider the significant amount of time that Directors expend in fulfilling their duties as well as the competitive market for skilled Directors. In addition, we recognize that our Directors are also responsible for the oversight of 29 partnerships for which PDC is the managing general partner. No compensation is paid to employee Directors for their service on the Board.

In 2010, the Compensation Committee engaged Towers Watson & Co. (the “Consultant”) as the compensation consultant used to review executive compensation and to conduct an annual review of the total compensation of outside Directors. Specifically, retainer fees, potential meeting fees and stock-based long-term incentives were evaluated using, as the competitive benchmark, levels of total compensation paid to the directors of the energy companies which comprise the Company’s peer group for determining 2010 executive compensation. Below is a summary of the compensation paid to our Non-Employee Directors. All Board and Committee retainers are paid in quarterly installments.

Cash Compensation

Annual Board Retainer

The annual Board term begins on July 1 of each year. For the 2009-2010 and 2010-2011 Board terms, each Non-Employee Director received an annual cash retainer of $55,000 (inclusive of all meeting fees) for service on the Board. The Presiding Independent Director was paid an additional cash retainer of $27,500 for each year.

Annual Committee Retainers

Each Non-Employee Director receives an annual cash retainer for service on each committee on which he or she serves. In addition, the chair of each committee receives an annual retainer for his or her services as chair of the committee. The following table shows the committee and chair retainers for the 2009 – 2010 and 2010 – 2011 Board terms.

COMMITTEE RETAINERS

	2009 – 2010 Board Term		2010 – 2011 Board Term
		Additional		Additional
		Committee		Committee
	Committee	Chair	Committee	Chair
Committee	Retainer	Retainer	Retainer	Retainer
Audit	$10,000	$17,500	$10,000	$17,500
Compensation	5,000	5,000	6,000	6,000
Executive	5,000	N/A	5,000	N/A
Nominating and Governance	2,500	5,000	6,000	6,000
Planning and Finance	2,500	5,000	6,000	6,000

In addition, a Special Committee consisting of Messrs. Crisafio, Mazza, Parke and Swoveland was created in 2008 to consider the potential repurchase of certain partnerships for which the Company is the managing general partner. In 2010, each Special Committee member earned a fee of $13,200 for such service, of which $9,700 was paid in 2010. Mr. Swoveland received an additional $2,500 for serving as chair of the Special Committee.

Equity Compensation

On the date of each Annual Meeting of Stockholders of the Company, each Non-Employee Director is awarded restricted Company stock for service on the Board. In June 2010, each Director received 5,106 shares of restricted stock. The shares received were granted under the Company’s 2005 Non-Employee Director Restricted Stock Plan (the “2005 Plan”) and the 2010 Long-Term Equity Compensation Plan, approved by stockholders in 2010 (the “2010 LTI Plan”). The restricted shares granted under the 2005 Plan vest 100% in July 2011 and the shares issued under the 2010 LTI Plan vest ratably over three years.

Grants to Directors in 2011 will be made under the 2010 LTI Plan and will vest over a minimum of three years in accordance with the provisions of that plan.

Deferred Compensation

Each Non-Employee Director may choose to defer all or a portion of his/her annual cash compensation by participating in the Non-Employee Director Deferred Compensation Plan. All cash deferred into this program is invested in common stock of the Company. None of the Directors deferred compensation in 2010.

Ownership Requirements

During 2010, each Non-Employee Director was required to hold shares of stock equal to three times his/her annual retainer. This ownership requirement was increased in 2010 from one time the annual retainer. Compliance with ownership requirements will be measured annually. Qualifying shareholdings include stock owned directly and unvested restricted stock. Directors are required to comply with the ownership guidelines within three years of their election to the Board. Based on ownership as of December 31, 2010, all Directors met the current guidelines.

The Company’s Insider Trading Policy expressly prohibits independent Directors from engaging in options, puts, calls or other transactions that are intended to hedge against the economic risk of owning Company shares.

Director Compensation

The table below summarizes the compensation paid to the Non-Employee Directors for fiscal year 2010.

DIRECTOR COMPENSATION

	Fees Earned or
Name	Paid in Cash	Stock Awards(1)	Total

Joseph E. Casabona	$74,750	$110,800	$185,550
Anthony J. Crisafio(2)	97,700	110,800	208,500
Vincent D’Annunzio(3)	36,250	—	36,250
Larry F. Mazza(2)	77,450	110,800	188,250
David C. Parke(2)	78,700	110,800	189,500
Jeffrey C. Swoveland(2)	113,950	110,800	224,750
James M. Trimble	69,000	110,800	179,800
Kimberly Luff Wakim	80,250	110,800	191,050

(1)	On June 4, 2010, Non-Employee Directors were awarded $110,000 worth of restricted stock based on the average of the 15-day closing prices ending ten days prior to the grant date, as compensation for service from July 1, 2010 through June 30, 2011. Based on a price of $21.54, the Company issued 5,106 shares of restricted stock to each Non-Employee Director. The actual amount reported in this table reflects the grant date fair value as computed in accordance with FASB ASC Topic 718.

(2)	A Special Committee was formed to evaluate the partnership repurchases. This amount includes $9,700 paid in 2010 for all Special Committee members, plus an additional $2,500 for Mr. Swoveland, the Special Committee chair.

(3)	Mr. D’Annunzio did not stand for re-election to the Board of Directors at the 2010 Annual Meeting of Stockholders and therefore was not granted a stock award.

DIRECTOR QUALIFICATIONS AND SELECTION

The Board has adopted Director Nomination Procedures that prescribe the process the NG Committee will use to select the Company’s nominees for election to the Board. The NG Committee evaluates each candidate based on the candidate’s level and diversity of experience and knowledge (specifically within the industry and relevant industries in which the Company operates, as well as his or her overall experience and knowledge), skills, education, reputation, integrity, professional stature and other factors that may be relevant depending on the particular candidate.

Additional factors considered by the NG Committee include the size and composition of the Board at the time, and allowing the Company to benefit from having a broad mixture of skills, experience and perspectives on the Board. Accordingly, one or more of these factors may be given more weight in a particular case at a particular time, although no single factor is viewed as determinative. The NG Committee has not specified any minimum qualifications that it believes must be met by any particular Nominee. The Company’s Director Nomination Procedures are posted on the Company’s website.

The NG Committee identifies Director candidates primarily through recommendations made by the Non-Employee Directors. These recommendations are developed based on the Non-Employee Directors’ knowledge and experience in a variety of fields, and research conducted by PDC staff at the NG Committee’s direction. The NG Committee also considers recommendations made by the employee Director, employees, stockholders, and others, including search firms. All recommendations, regardless of the source, are evaluated on the same basis against the criteria contained in the guidelines. The NG Committee has the authority to engage consultants to help identify or evaluate potential Director Nominees, but has not done so recently. Our most recent new Director, Mr. Trimble, was recommended by several Non-Employee Directors.

Diversity Consideration

In addition to qualities of intellect, integrity and judgment, the NG Committee takes into consideration diversity of background, senior management experience, education, and an understanding of some combination of oil and gas marketing, finance, technology, government regulation, and public policy. The NG Committee makes its determination in the context of an assessment of the perceived needs of the Board at that point in time. The NG Committee evaluates all Director Nominees, including Nominees recommended by stockholders, using these criteria. The Director nomination process specifically includes disclosure of the diversity provided by each candidate, and diversity is considered as part of the overall assessment of the Board’s functioning and needs.

STOCKHOLDER RECOMMENDATIONS

The NG Committee will consider Director candidates recommended by stockholders of the Company on the same basis as those recommended by other sources. Any stockholder who wishes to recommend a prospective Director Nominee should notify the NG Committee of the recommendation by writing to the NG Committee at the Company’s headquarters or by sending the information via email to board@petd.com. All recommendations will be reviewed by the NG Committee.

A submission recommending a candidate should include:

•	Sufficient biographical information to allow the NG Committee to evaluate the potential candidate in light of the Director Nomination Procedures;

•	An indication as to whether the proposed candidate will meet the requirements for independence under NASDAQ guidelines;

•	Information concerning any relationships between the candidate and the stockholder recommending the candidate; and

•	An indication of the willingness of the proposed candidate to serve if nominated and elected.

Stockholder Nominations

Stockholders who wish to may nominate candidates for election to the Board. The Company’s By-Laws require stockholders who wish to submit nominations of persons for election to the Board of Directors at the Annual Meeting of Stockholders to follow certain procedures. The stockholder must give written notice to the Corporate Secretary at Petroleum Development Corporation, 1775 Sherman Street, Suite 3000, Denver, Colorado 80203 or may email notice to board@petd.com not later than 80 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. If the date of the Annual Meeting is more than 30 days before or more than 60 days after that anniversary date, however, for notice by such stockholder to be timely, it must be received not later than 80 days before such Annual Meeting, or within 10 days following the Company’s public announcement of the date of its Annual Meeting. The stockholder must be a stockholder of record at the time the notice is given. The written notice must set forth (1) as to each Nominee all information relating to that person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the Proxy Statement as a Nominee and to serving as a Director if elected); (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (a) the name and address of the stockholder, as they appear on the Company’s books, and of such beneficial owner and (b) the class and number of shares of the Company’s securities that are beneficially owned by such stockholder and the beneficial owner; and (3) any material interest of such stockholder and such beneficial owner in such nomination.

THE BOARD’S ROLE IN RISK MANAGEMENT

The Board seeks to understand and oversee critical business risks. Risks are considered in every business decision, including through Board oversight of the Company’s internal Risk Management system. For instance, a special assessment of risks (financial and otherwise) is included in every acquisition proposal to the Board. The Board realizes, however, that it is not possible to eliminate all risk, nor is it desirable, and that appropriate risk-taking is essential in order to achieve the Company’s objectives.

The Board is responsible for general oversight of the risks of the Company. The Planning and Finance Committee leads this effort, primarily by overseeing risks related to the Company’s key strategic goals. Other committees, however, are active in managing the risks related to such committees’ oversight areas. For example, the Audit Committee reviews many risks and related controls in areas that it considers fundamental to the integrity and reliability of the Company’s financial statements, such as counterparty risks and derivative program risks. Similarly, the Compensation Committee considers risks related to the structure and size of the Company’s compensation plans, as noted below.

Compensation Risk Assessment

We do not believe the Company’s executive and non-executive compensation structure is reasonably likely to have a material adverse effect on the Company. With respect to specific elements of compensation and risk analysis:

Base salary.  It is a fixed amount set at market rates and does not encourage excessive risk-taking.

Annual Incentive Plan.  It is designed to reward achievement of short-term performance metrics. Through a combination of plan design and Board and management procedures, undue risk-taking is mitigated.

•	Annual incentive constitutes a relatively small portion of total direct compensation for the Company’s executive officers;

•	The plan has a cap on the award for any individual;

•	Five or more corporate metrics are used to determine the Company’s annual bonus awards. Any excessive risk taken to achieve one metric (e.g., cash flow per share) would usually not have a positive effect on other metrics (e.g., reserve growth);

•	The Compensation Committee retains discretion over the annual bonus of the Named Executive Officers, so that the Committee could adjust payout levels in the event it believes excessive risk was taken;

•	Board and management procedures include ongoing management review and quarterly review of business performance by the Audit Committee and the Company’s internal disclosure committee; and

•	The Committee has negotiated “clawbacks” in all Named Executive Officers’ employment agreements to discourage undue risk-taking.

Long-Term Incentives.  A number of factors mitigate risks inherent in long-term equity compensation.

•	Multiple long-term incentive vehicles are used for Named Executive Officers with varying vesting and/or measurement years. In 2010, the Company granted restricted stock and SARs awards. In 2011, restricted stock, SARs and performance shares were awarded. The performance share awards are based on a three-year performance measurement period;

•	The Company has stock ownership requirements for Named Executive Officers; and

•	Executive officers must obtain permission from the Company’s General Counsel before selling Company shares, even during an open trading window under its Insider Trading Policy.

Acquisition Bonus.

•	The potential acquisition bonus for the Senior Vice President Business Development and several of the business development employees is related to successful results from future acquisitions as described in the

Compensation Discussion and Analysis. The Company has considered this risk and does not consider it to be inappropriate for the following reasons:

•	The amount that can be earned under the program is capped;

•	The bonus is spread over several years to monitor longer-term success of the acquisition; and

•	The majority of such individuals’ annual bonus is not based on the acquisition bonus, but rather related to Company performance and other individual objectives and responsibilities.

Hedging

•	The Company’s policies do not permit the Company to effect transactions in oil and gas derivatives on a speculative basis. The employees responsible for oil and gas hedging transactions are compensated on the basis of their responsibilities to provide sound and effective hedging advice and strategies, not on the profitability of such hedges.

COMMUNICATION WITH DIRECTORS BY STOCKHOLDERS

Stockholders wishing to communicate with the Board or a committee of the Board may do so by writing to the attention of the Board or committee at the Company’s corporate headquarters or by emailing the Board at board@petd.com, with “Board” or the appropriate Board committee indicated in the subject line.

CODE OF BUSINESS CONDUCT AND ETHICS

The Company adopted its Code of Business Conduct and Ethics, amended and restated on April 27, 2004 (the “Code of Conduct”), applicable to all Directors, officers, employees, agents and representatives of the Company and consultants. The Company’s principal executive officer, principal financial officer and principal accounting officer are subject to additional specific provisions under the Code of Conduct. The Company’s Code of Conduct is posted on its website at www.petd.com. In the event of an amendment to, or a waiver under, including an implicit waiver, the Code of Conduct, the Company will disclose the information on its website. During the 2010 fiscal year, the Board approved a waiver regarding any potential conflict related to the service of Mr. Swoveland on the Board of Directors of Linn Energy LLC, which is posted on the Company’s website. If the Board becomes aware of a potential conflict in the future, it will consider at that time whether or not to continue this waiver for Mr. Swoveland.

TRANSACTIONS WITH RELATED PERSONS

Related Transactions

From January 1, 2010 to the present, there was no transaction or series of transactions, or any currently proposed transaction, in which the amount involved exceeds $120,000 and in which any Director, executive officer, holder of more than five percent of the Company’s common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Policies and Procedures With Respect to Transactions with Related Persons

The Board has adopted a written policy for the review, approval and ratification of transactions that involve related parties and potential conflicts of interest. The related party transaction policy applies to each Director and executive officer of the Company, any nominee for election as a Director, any security holder who is known to own more than five percent of the Company’s voting securities, any immediate family member of any of the foregoing persons and any corporation, firm or association in which one or more of the Company’s Directors are Directors or officers, or have a substantial financial interest.

Under the related party transaction policy, a related person transaction is a transaction or arrangement involving a related person in which the Company is a participant or that would require disclosure in the Company’s filings with the SEC as a transaction with a related person. The related person must disclose to the Audit Committee any potential related person transactions and must disclose all material facts with respect to such interest. All related person transactions will be reviewed by the Audit Committee. In determining whether to approve or ratify a transaction, the Audit Committee will consider the relevant facts and circumstances of the transaction, which may include factors such as the relationship of the related person with the Company, the materiality or significance of the transaction to the Company and the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to the Company on an arms-length basis, and the impact of the transaction on the Company’s business and operations.

ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the Company’s filings with the SEC are available to the public at the SEC’s website at http://www.sec.gov. These documents may also be viewed at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

EXECUTIVE OFFICERS

The current Named Executive Officers of the Company, their principal occupations for the past five years and additional information is set forth below.

Name	Age	Position(s)

Richard W. McCullough	59	Chairman, Chief Executive Officer (“CEO”) and Director
Gysle R. Shellum	59	Chief Financial Officer (“CFO”)
Barton R. Brookman	48	Senior Vice President Exploration and Production
Daniel W. Amidon	50	General Counsel and Secretary
Lance A. Lauck	48	Senior Vice President Business Development

Richard W. McCullough. See “Proposal No. 1 – Election of Directors – Continuing Directors with Term Expiring in 2013 Class III” for Mr. McCullough’s biography.

Gysle R. Shellum, 59, was appointed CFO in 2008. Prior to joining the Company, Mr. Shellum served as Vice President, Finance and Special Projects of Crosstex Energy, L.P., Dallas, Texas. Mr. Shellum served in this capacity from September 2004 through September 2008. From March 2001 until September 2004, Mr. Shellum served as a consultant to Value Capital, a private consulting firm in Dallas, Texas, where he worked on various projects, including corporate finance and Sarbanes-Oxley Act compliance. Crosstex Energy, L.P. is a publicly traded Delaware limited partnership whose securities are listed on the NASDAQ Global Select Market and is an independent midstream energy company engaged in the gathering, transmission, treating, processing and marketing of natural gas and natural gas liquids.

Barton R. Brookman, Jr., 48, was appointed Senior Vice President Exploration and Production in March 2008. Mr. Brookman previously served as Vice President Exploration and Production upon joining PDC in July 2005. Prior to joining PDC, Mr. Brookman worked for Patina Oil and Gas and its predecessor Snyder Oil for 17 years in a series of positions of increasing responsibility, ending his service as Vice President of Operations of Patina.

Daniel W. Amidon, 50, was appointed General Counsel and Secretary in July 2007. Prior to joining PDC, Mr. Amidon was employed by Wheeling-Pittsburgh Steel Corporation beginning in July 2004, where he served in several positions including General Counsel and Secretary. Prior to his employment with Wheeling-Pittsburgh Steel, Mr. Amidon was employed by J&L Specialty Steel Inc. from 1992 through July 2004 in positions of increasing responsibility, including General Counsel and Secretary. Mr. Amidon practiced with the Pittsburgh law firm of Buchanan Ingersoll PC from 1986 through 1992.

Lance A. Lauck, 48, was appointed Senior Vice President Business Development in August 2009. Previously Mr. Lauck served as Vice President — Acquisitions and Business Development for Quantum Resources Management LLC from 2006 — 2009. From 1988 until 2006, he held various management positions at Anadarko Petroleum Corporation in the areas of acquisitions and divestitures, corporate mergers and business development.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the following Compensation Discussion and Analysis with management and, based on its review and discussions, recommends its inclusion in this Proxy Statement.

Kimberly Luff Wakim, Chair
Anthony J. Crisafio
Larry F. Mazza
David C. Parke
James M. Trimble
Jeffrey C. Swoveland (2011)

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

At PDC, we believe that our executive compensation program:

•	Aligns the interests of our executives with the interests of our stockholders;

•	Directly supports the Company’s strategic plan by focusing employee performance on specific financial and operational drivers;

•	Is market-based and premised upon informed industry benchmarking; and

•	Results in executive compensation predominantly based upon the Company’s actual performance.

In summary, our compensation is designed to reward executives when the Company achieves strong financial and operational results. We believe the 2010 compensation of our Named Executive Officers is consistent with the strong results achieved by the Company.

In 2010, we accomplished the following key financial and operational results, among others:

•	Significant repositioning of the Company’s assets to increase the percentage of oil and liquids reserves and production relative to natural gas, including two significant acquisitions in the oil-rich Wolfberry trend in the Permian basin;

•	Successful execution of the largest capital raise in the history of the Company, at a common stock price equal to 83% of the stock’s twelve-month high;

•	Exceeded the Company’s targets for production, reserve growth and adjusted cash flow per share; and

•	Company stock price performance in 2010 exceeded that of its peers.

In addition to monitoring our current executive compensation programs, the Committee accomplished the following during 2010:

•	Conducted a complete review of our total compensation package and adjusted target compensation to move executives closer to the median of our identified peer group;

•	Adjusted the mix of compensation and design of our programs to place more emphasis on long-term incentives, while clarifying our short-term incentive metrics and providing an increased incentive for achieving them;

•	Implemented the stockholder-approved 2010 LTI Plan for employees and Non-Employee Directors which extends the Company’s ability to use equity as part of our incentive plans;

•	Renegotiated the employment contracts of our executives to replace the “single trigger” with a “double trigger” requirement in order for an executive to be entitled to separation benefits following a change of control of the Company as a result of discussions with Institutional Shareholder Services; and

•	Eliminated the reimbursement of certain medical expenses over and beyond those covered under the Company’s general employee medical plan for Messrs. McCullough and Amidon.

The following Compensation Discussion and Analysis describes the Company’s compensation philosophy and the components of the Company’s compensation program, with a focus on the Named Executive Officers. The Named Executive Officers are determined in accordance with the rules of the SEC and include the principal executive officer, the principal financial officer and the next three most highly compensated executive officers, other than the principal executive and financial officers, with total compensation calculated in accordance with SEC regulations of $100,000 or more. In 2010, our Named Executive Officers were: Richard W. McCullough, CEO and Chairman; Gysle R. Shellum, CFO; Barton R. Brookman, Senior Vice President Exploration and Production; Daniel W. Amidon, General Counsel and Secretary; and Lance A. Lauck, Senior Vice President Business Development.

General Compensation Philosophy/Objectives

Compensation is Designed to Achieve the Company’s Objectives

The objectives of our compensation programs are to attract, motivate and retain highly-talented executives who can ensure that the Company is able to safely, efficiently and profitably explore for and produce natural gas and oil. The Committee is committed to a compensation package that generally establishes target total compensation at the median level for similar positions at comparable companies, but provides increased pay as a reward for above-median performance and below-median pay for performance that is less than the target. Our programs are structured to require a commitment to performance because pay at the market median is not guaranteed.

Compensation is Related to Performance and is Aligned with the Company’s Strategic Plan

The total compensation packages for Named Executive Officers are generally weighted in favor of at-risk compensation through both annual and long-term performance-based incentive pay. The Committee aligns its executive compensation decisions with the Company’s strategic plan and the financial and operational goals it feels are necessary to drive performance. As a result, each of our incentive programs links all or a portion of its payout to the Company’s performance on specific performance measures. The chart below reflects the fixed and at-risk components, as contemplated by the Committee for 2010, for each Named Executive Officer as a percentage of total direct compensation.

The following charts are not a substitute for the Summary Compensation Table. The Summary Compensation Table included in this Proxy Statement includes amounts supplemental to total direct compensation and calculates certain components of total direct compensation differently from that shown below.

2010 COMPENSATION

RS = Restricted Stock (time-based)
SAR = Stock Appreciation Rights

These charts indicate that 78% of total direct compensation for the CEO is variable and 56% is in the form of equity-based compensation, with the other Named Executive Officers having approximately 69% of their compensation as variable and 52% of their compensation in the form of equity-based compensation. In 2011, we implemented a performance share plan as part of our long-term incentive program. Although total variable pay in 2011 did not change substantially, the amount of pay tied more directly to the performance of the Company’s stock, both in absolute terms through the SARs and in relative terms through the performance share program, increased from 14% to 28% for the CEO and from 13% to 26% for the other Named Executive Officers. While restricted stock ties compensation to Company stock price performance, the percentage of restricted stock awarded in 2011 was reduced in favor of these other forms of equity that increase the executives’ at-risk compensation, including the risk, in some circumstances, of zero value. This change is illustrated below.

2011 COMPENSATION

PS = Performance Shares

Total Compensation Should Be Competitive and Encourage Retention of Executives

We have structured our total compensation package to be comparable with the peer group, as described below, but we do not generally offer above-market pay except for outstanding performance when performance targets have been exceeded. The Committee benchmarks each element of total direct compensation (which includes base salary, annual and long-term incentives) and the mix of compensation (cash versus equity) against the comparator group. We generally target base salary and total compensation at the median of the comparator group for median performance in order to remain competitive for executive talent and to retain our current executive leadership. In addition, to encourage retention, there is a substantial risk of forfeiture in the long-term incentives in the event an executive voluntarily terminates employment.

Incentive Compensation Balances Short-Term and Long-Term Performance

Our compensation programs are designed to maintain a balance between rewarding the achievement of strong short-term or annual results and ensuring the Company’s long-term growth and success. To this end, a mix of annual and long-term incentives is allocated in a manner generally consistent with the comparator group of companies The Committee also considers what it believes to be the appropriate balance of risk in each program. Participation in both the annual and long-term incentive programs increases at higher levels of responsibility, as executives in these leadership roles have the greatest influence on the Company’s strategic direction and results over time.

Peer Groups and Survey Data Help Establish Target Total Compensation and Define Competitive Levels of Performance

The Committee annually looks at the composition of a peer group of companies to help establish target total direct compensation for each executive. Each potential peer is reviewed for size, scope, nature of business operations, ownership structure, prior financial performance and current financial scope including market capitalization, enterprise value, revenue, EBITDA, capital expenditures and assets. The Committee then assesses whether changes to the peer group are warranted based on changes in size and/or operations to the peer company, changes in size and operations of the Company, and other factors that may make a peer company no longer comparable. The Committee also uses proprietary survey benchmarking data from a broader sample of comparably-sized oil and gas companies in order to provide an additional market perspective. The Committee uses both the peer and survey benchmarking data to establish a dollar level for target total direct compensation for each executive at approximately the market median.

The Committee made some changes to the peer group for determining 2010 and 2011 compensation levels as outlined below:

Company	2009	2010	2011

Atlas Energy Resources	✓
ATP Oil & Gas Company		✓	✓
Berry Petroleum Corporation	✓	✓	✓
Bill Barrett Corporation	✓	✓	✓
Cabot Oil & Gas Corporation	✓	✓	✓
Callon Petroleum	✓
Carrizo Oil & Gas	✓	✓	✓
Clayton Williams Energy	✓
Comstock Resources	✓	✓	✓
Concho Resources Inc.		✓	✓
Delta Petroleum	✓	✓
Energy Partners	✓
Goodrich Petroleum Corporation	✓	✓	✓
Parallel Petroleum	✓
Petroquest Energy	✓	✓	✓
Rosetta Resources	✓	✓	✓
SM Energy	✓	✓	✓
Stone Energy Corporation		✓	✓
Swift Energy Company		✓	✓
Venoco	✓	✓	✓

The Committee also uses most of the 2011 peer group in the 2011 performance share program under the Company’s 2010 LTI Plan. For a detailed description of the peer group under the performance share program, see “Long-Term Incentives – 2011 Performance Share Program.”

Compensation Should Be Tax Deductible to the Extent Possible

The Committee considers the impact of the applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) disallows, with certain exceptions, a federal income tax deduction for annual compensation over $1 million paid to any covered employee. The covered employees are the principal executive officer, principal financial officer and the three most highly-compensated officers other than the principal executive officer or principal financial officer. An exception to the deduction limit is provided under Code Section 162(m) for performance-based compensation paid pursuant to stockholder-approved plans that meet certain criteria.

Elements of the executive compensation program are performance-based, such as stock options, SARs and performance-based equity awards issued under the Company’s 2004 and 2010 LTI Plans. Other aspects of the executive compensation program do not qualify as performance-based, such as time-based restricted stock and the Company’s annual incentive bonus program, because, in the case of time-based restricted stock, the Committee believes a portion of compensation should be based on the length of continued service with the Company and, in the case of the annual incentive bonus program, the Committee prefers to maintain the ability to exercise discretion in evaluating a portion of the participant’s performance. It is our intent to maximize our income tax deductions by qualifying compensation paid to our top executives as performance-based compensation under Code

Section 162(m) where practicable under our compensation policies. The Committee nonetheless may approve compensation that may not qualify for the compensation deduction if, in light of all applicable circumstances, the Committee believes that it would be in our best interest to exercise our discretion for such compensation to be paid. The financial implications of a potential lost deduction were not material in prior years but may now have an impact. The Committee will continue to monitor its position on the impact of Code Section 162(m) on the Company’s executive compensation programs.

Section 409A of the Code provides that all amounts deferred under a nonqualified deferred compensation plan are currently included in gross income, to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. We believe we have designed or amended our plans and programs to either be exempt from Code Section 409A or, if subject to Code Section 409A, in compliance with applicable regulations to properly allow deferral.

Executives Are Required to Own Stock

Consistent with the goal of driving long-term value creation for stockholders, the Company’s stock ownership guidelines require significant executive stock ownership. In 2011, the Company increased its ownership guidelines for our executives. As of December 31, 2010, the Named Executive Officers’ stock holdings relative to their 2010 and 2011 stock ownership guidelines are as set forth below:

		Number of		Number of
		Shares		Shares
		Required by		Required by	Number of
	2010 Stock	2010	2011 Stock	2011	Qualifying
	Ownership	Ownership	Ownership	Ownership	Shares
Name/Year of Executive Status	Guidelines	Guidelines	Guidelines	Guidelines	Owned

Richard W. McCullough (2008)	3x Base Salary	41,281	5x Base Salary	68,802	88,333
Gysle R. Shellum (2008)	2x Base Salary	13,760	3x Base Salary	20,640	24,188
Barton R. Brookman (2008)	2x Base Salary	14,511	3x Base Salary	21,766	55,199
Daniel W. Amidon (2007)	2x Base Salary	13,010	3x Base Salary	19,515	31,699
Lance A. Lauck (2009)	2x Base Salary	11,759	3x Base Salary	17,638	39,759

Qualifying shareholdings include stock owned directly, shares held in the Company’s 401(k) and profit sharing plan, and unvested time-based restricted stock as of December 31, 2010. Stock options, SARs and performance-based awards are not qualifying shareholdings for the purposes of the stock ownership guidelines. However, these equity interests provide the Named Executive Officers with significant additional exposure to the value of the Company’s stock.

For 2011, the Committee refined its guidance concerning Company stock ownership. Named Executive Officers are expected to achieve compliance with the ownership guidelines within five years of their appointment as a Named Executive Officer but are not required to purchase stock to meet these guidelines. The net shares acquired through incentive compensation plans (through the exercise of stock options, SARs, the vesting of restricted stock or performance shares) must be retained if the Named Executive Officer has not satisfied his targeted ownership. An executive’s failure to meet the stock ownership guidelines may influence an executive’s mix of cash and non-cash compensation awarded by the Committee. Executives are not permitted to hedge their shares or otherwise invest in derivatives involving Company stock. Ownership is reviewed at least annually and when compensation decisions are made.

Compensation Process — Making Executive Compensation Decisions

Determining Target Total Direct Compensation

The Committee establishes the target total direct compensation for Named Executive Officers by establishing base salaries and setting long-term and annual incentive targets. When appropriate, the Committee also approves special awards and modifies perquisites. The Committee typically reviews target total direct compensation in the first quarter of each year. When determining target total direct compensation, we consider the following:

•	Market median target total direct compensation (base salaries, bonus targets and payouts and long-term incentives) information for the peer group and other applicable survey data;

•	Current compensation information;

•	Compensation of other executive officers; and

•	Mr. McCullough’s compensation recommendations.

The Committee’s view is that an executive’s compensation level should reflect the current market value of his or her services. For a Named Executive Officer who has performed well in the prior year, the predominant factor in determining target total direct compensation for the current year is the market median target total direct compensation for that position. In considering the amount and type of each component of compensation, the Committee considers the effect on all other elements to generally target total direct compensation at the market median. An individual’s actual target, and the allocation between cash and equity, may be adjusted upward or downward when other compensation components do not reflect the market median.

Annual and Long-Term Incentive Programs

The Committee annually approves plan design, including performance metrics and target payout, for annual and long-term incentive programs. These deliberations, which usually start with recommendations from management and involve discussions among the Committee, management and the Committee’s compensation consultant, usually span many meetings before a design is approved. With respect to equity programs, the Committee also considers cost of awards, dilution and burn rates. For performance-based equity awards, at the end of the performance period, the Committee certifies the level at which the performance measures were satisfied and approves the amount of incentive award payable to each Named Executive Officer.

Total Compensation Summaries

The Committee is annually provided various summaries for each Named Executive Officer designed to provide a full picture of the executive’s compensation history, as well as all compensation payable upon his or her termination of employment and upon a change of control.

The total compensation summaries set forth:

•	A three-year history of base salary, annual incentive targets and awards and perquisites;

•	A three-year history of long-term incentive awards, including realized gains as well as potential gains on unexercised or unvested awards; and

•	Accrued balances under any deferred compensation arrangement (including Mr. McCullough’s supplemental retirement benefit described below).

A separate summary reflects the value of compensation due to each Named Executive Officer under his employment agreement in certain termination scenarios, including:

•	Termination of the executive by the Company with and without cause;

•	Termination by the executive for good reason;

•	Voluntary termination by the executive;

•	Termination of the executive by the Company without cause or by the executive for good reason following a change of control; and

•	Termination due to disability or death.

With regard to each scenario, the summary includes:

•	The severance amount payable to the executive;

•	The cost of benefits continuation;

•	The value of all equity awards, including the acceleration of unvested equity awards and the value of forfeited awards; and

•	Any other compensation payable to the executive upon termination.

Role of the Compensation Consultant

The Committee has the sole power to hire, terminate and approve fees for advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Consultant has been the Committee’s consultant for more than six years.

The Consultant provides the Committee with market data and counsel regarding executive officer compensation programs and practices, including specifically:

•	Peer group identification and assessment;

•	Comparator group benchmarking;

•	Advice and market insight as to the design, payout alternatives and performance measures for annual and long-term incentives;

•	Advice and market insight on other aspects of compensation (e.g., employment contracts, perquisites, etc.); and

•	Marketplace compensation trends in the Company’s industry and generally.

The Consultant does not make recommendations on or approve the amount of compensation of any Named Executive Officer. The Committee may request information or advice directly from the Consultant and may direct the Company to provide or solicit information from the Consultant. The Consultant regularly interacts with representatives of the Company and periodically with the CEO. The Consultant attends meetings of the Committee when requested. The Committee reviews the engagement of its independent compensation consultant on an annual basis and as a part of that process reviews a summary of all services provided by the Consultant and related costs. In 2010, the Consultant did not perform any other material services for the Company.

Role of Management in Determining Executive Compensation

Our CEO plays a significant role in the Committee’s establishment of compensation levels for our other Named Executive Officers. The most significant aspects of his role in the process are:

•	His assessment of his own performance and evaluating the performance of the other Named Executive Officers;

•	Recommending quantitative and qualitative performance measures under our annual incentive program;

•	Proposed peer group changes;

•	Recommending base salary levels, annual incentive targets, actual annual incentive awards and long-term incentive awards for the other Named Executive Officers; and

•	His assessment of the Company’s performance for the year with respect to achievement of performance measures under the annual incentive program.

At the Committee’s request, our Named Executive Officers may also assess the design of or make recommendations related to our compensation and benefit programs. The Committee, with input from the Consultant, determines each element of compensation for the CEO and, with input from the Consultant and the CEO, determines each element of compensation for the other Named Executive Officers. The CEO is not present during voting or deliberations with regard to his own compensation.

Components of the Company’s Compensation Program

Our Named Executive Officers’ 2010 compensation consisted principally of the following components, in addition to retirement, health and welfare plans and programs in which all of our full-time employees participate:

Compensation Elements
Compensation Element	Key Features	Purpose

Base Salary
• Base salaries are targeted at the median of the market.

• Adjustments are made on an annual basis based on an individual’s performance, pay relative to the market, changes in responsibility and internal equity.
• To provide a minimum, fixed level of cash compensation upon which our executives can rely.

INCENTIVE COMPENSATION:

Cash Incentive
• Annual cash incentive payments are based on attainment of Company and individual performance goals.

• Company performance goals are based on measurable financial and operational metrics.

• Individual performance goals are linked to key business priorities and may include both financial and non-financial goals.
• To motivate and reward executives to produce strong Company financial and operational results. • To provide a competitive reward opportunity that attracts, retains and motivates our executives.

• Mr. Lauck is also eligible for a bonus tied to achievement of specific acquisition based results on an annual basis.

• The details of our annual incentive programs are described in this Proxy Statement.
• The special acquisition bonus program for Mr. Lauck is intended to align with the Company’s specific strategy to grow the Company through acquisitions.
Equity Awards

• Long-term incentive values are delivered through multiple vehicles — restricted stock, stock options, SARs and performance shares.

• Long-term incentives, when added to total cash compensation, are targeted at the median of the market with the possibility to earn more or less than the median based on Company performance.

• To retain executives and align their long-term interests with those of stockholders.

• The Committee believes the mix of equity awards focuses our executives on the long-term growth of our stock price but does not encourage excessive risk-taking by our executives.

• Restricted stock is an important retention tool and ties executives to stockholders since the value of restricted stock is always equal to the current value of the stock.

• Stock options/SARs reward executives through increases in stock price and are believed to focus executives on taking reasonable actions to increase stock price over the long-term.

• Performance share awards promote both the long-term growth of our stock price and stock performance that exceeds our peers.

Compensation Elements
Compensation Element	Key Features	Purpose

OTHER COMPENSATION:

Retirement Plans
• Executives participate in our broad-based 401(k) and profit sharing plan under which all employees are eligible to make contributions in a tax-advantaged vehicle and receive Company contributions.

• The Company matches dollar-for-dollar up to 10% of the employee’s compensation, then matches 20% of the employee’s contributions over the 10% amount up to the IRS maximum limits.
• To provide a level of retirement income for all employees, including executive officers, and allow employees to build financial security for their retirement.

• Mr. McCullough has a right to an annual nonqualified deferred supplemental retirement benefit following his termination of employment equal to $7,500 times his number of years of completed service. This benefit would be payable over the ten years following his termination. As of December 31, 2010, Mr. McCullough has four years of service and therefore has earned an annual $30,000 benefit payable for 10 years following termination.

• Mr. McCullough is the only executive to participate in the nonqualified supplemental retirement plan. This program was eliminated for new executives when it was determined it was no longer needed in order for the Company to be competitive.

Health and Welfare Benefits

• Executives participate in our broad-based health and welfare programs at the same contribution amounts, percentages and plan design provisions as are applicable to all employees.

• Executives are provided up to 13 weeks of short-term disability at full pay. Messrs. McCullough and Amidon are either provided (or reimbursed for premiums they pay) for long-term disability insurance and life insurance policies up to $1 million.

• In April 2010, the Committee eliminated reimbursement of medical expenses not covered by the Company’s medical plan for Messrs. McCullough and Amidon during renegotiations of their employment contracts.

• To provide financial security to our employees and their families, including executive officers in the event of illness or death.

• Messrs. McCullough and Amidon were provided the life insurance and disability program because the Committee did not believe the Company benefit programs were adequate to cover these events. This program was eliminated for new executives when it was determined it was no longer needed in order for the Company to be competitive.

Perquisites

• The Company provides modest perquisites to executives which include the following: Company vehicle or car allowance for business and personal use, club dues and athletic event tickets. In addition, in 2011, the Committee approved reimbursement of a country club membership for Mr. McCullough for business and personal usage.
• To provide personal benefits that are modest yet competitive with the perquisites provided to similarly situated executives.

Compensation Elements
Compensation Element	Key Features	Purpose

SEVERANCE ARRANGEMENTS:

Severance
• Executives are contractually entitled to cash severance payments upon certain termination events and a change of control of the Company. A full description of these benefits is included in this Proxy Statement.

• Employment contracts were renegotiated in April 2010 to insure executives would only be entitled to severance benefits if, within two years following a change of control, they were terminated by the Company or its successor without cause or terminated by the executive for “Good Reason” (what is referred to as a “double trigger”).

• To attract and retain executives in a volatile and consolidating industry.

• To ensure executives act in the best interests of stockholders during a change of control.

• To provide transitional income following termination of employment.

Compensation Decisions

Based on the current and historical benchmarking reviews, we observed that the total target compensation of our Named Executive Officers has been significantly below the median of the peer companies. Due to the economic climate at the end of 2008 and early 2009, we felt it was inappropriate to make significant adjustments in compensation, even though we felt that Company and individual executive performance had been excellent. We believe the Company has assembled a strong management team and want to ensure that the team is retained and focused on the long-term growth of the Company. As a result, beginning in 2010, we adjusted total compensation to move executives closer to the market median and to recognize differences in specific roles within the Company with variations in target annual and long-term incentive levels.

We also used this opportunity to renegotiate the executives’ employment agreements to replace the “single trigger” with a “double trigger” when determining separation benefits following a change of control of the Company and to reduce certain benefits. The compensation adjustments were conditional upon the executive’s execution of the new employment agreement. The following describes how the amount of each compensation element was determined.

Base Salary

Base salary levels are typically considered annually as part of our performance review process as well as upon a promotion or other change in job responsibility. During our annual review of base salaries for Named Executive Officers, we primarily consider:

•	Peer and survey data provided by the Consultant;

•	Internal review of the Named Executive Officer’s compensation, both individually and relative to other Named Executive Officers; and

•	Recommendations by our CEO with respect to Named Executive Officers other than himself.

For 2010, after reviewing the market data and considering the other factors mentioned above, we adjusted the base salary of each of our Named Executive Officers to be closer to the median of the market as outlined in the “Summary Compensation Table.” The Committee plans to continue this approach in 2011.

Annual Incentives

Each year, we approve a target annual incentive award for each Named Executive Officer. These target awards are expressed as a percentage of base salary and generally produce, when combined with long-term incentives, total target compensation at the median of the peer group. Actual awards can range up to 200% of these targets based on the achievement of Company and individual goals.

2010 Bonus Targets

For 2010, we approved target incentive awards as follows:

% of Base
Named Executive Officer	Salary

Richard W. McCullough	100%
Gysle R. Shellum	60%
Barton R. Brookman	60%
Daniel W. Amidon	55%
Lance A. Lauck*	50%

*	This represents Mr. Lauck’s target bonus percentage for the year that is not related to acquisitions. Mr. Lauck is eligible for a total bonus of up to 200% of base salary (inclusive of his annual incentive award) in the event of successful acquisitions as described below.

2010 Performance Measures

For 2010, we substantially changed the corporate performance metrics to better tie to the Company’s updated corporate strategy. In early 2010, we established targets for the corporate performance metrics based on our 2010 budget targets and individual goals for each of our Named Executive Officers that align with our strategy and future vision for the Company. To provide the Committee the flexibility it needs to adjust for and react to economic events, such as dramatic changes in commodity prices or volatile capital markets, we prefer not to rely solely on a formulaic approach based on pre-established thresholds that result in automatic payouts. The Committee always retains discretion to adjust actual awards as it thinks appropriate given all the circumstances at the time of award.

We used the following five quantitative financial and operational metrics in 2010 to measure corporate performance:

Financial Metrics:
Adjusted Cash Flow per Share	Net income plus/minus change in operating assets and liabilities per share
Capital Efficiency	Adjusted EBITDAX for the year divided by production divided by three years’ average finding and development cost per unit
Operational Metrics:
Operating and G&A Expense	The sum of total lease operating expense, exploration general and administrative expense and corporate general and administrative expense divided by Mcfe (mcf equivalent for gas and oil)
Reserve Replacement Ratio (3-year average)	The sum of 2008, 2009 and 2010 extensions and discoveries, revisions in previous estimates and purchase of reserves divided by the sum of 2008, 2009 and 2010 production
Production	Actual production volume for the year

Following the end of the 2010 fiscal year, the Committee determined annual incentive payments as follows:

•	A corporate performance rating is determined for the annual quantitative financial and operational metrics — 50% is based on financial metrics and 50% is based on the operational metrics;

•	The Committee may apply other subjective considerations into the final determination of the corporate performance rating (e.g., business conditions, stock price performance, etc.);

•	Individual awards are determined by multiplying the corporate performance rating by the individual’s annual incentive target and base salary. Generally, executives are expected to achieve their goals; however, individual awards may be adjusted in the Committee’s discretion downward or upward; such adjustments are anticipated to have a maximum range of 20%, based on achievement of individual performance objectives.

2010 Actual Results

Upon completion of the fiscal year, we reviewed (1) the Company’s performance on the quantitative performance measures described above; and (2) the Company’s progress on and achievement of our qualitative goals, and made a subjective determination with respect to the Company’s achievement as compared to those metrics.

Actual results for 2010 were as follows:

Corporate Performance Metric	Original Budget	Actual Results

Adjusted Cash Flow per Share	$7.71	$8.21 adj	*
Capital Efficiency	250%	210	%**
Operating and G&A Expense per Mcfe	$2.98	$3.02 adj	***
Reserve Replacement Ratio (3-year average)	250%	287%
Production (Bcfe)	35.7	36.6 adj	****

*	See the first bullet below for adjusted cash flow per share discussion.

**	210% capital efficiency is for a three-year average finding and development cost; using only 2010, finding and development cost capital efficiency was 321%.

***	See the third bullet below for Operating and G&A expense treatment discussion.

****	See the fifth bullet below for adjusted production.

In evaluating the results, the Committee considered the following:

•	The stock offering in December 2010 impacted the cash flow per share results. The results shown above were adjusted to reflect the pre-offering outstanding shares. Cash flow for the year was excellent despite the lower than expected commodity prices;

•	Capital efficiency is based, in part, on a three-year average finding and development cost. Finding and development costs in 2009 were negatively impacted by commodity pricing decreases and the related reduction of 100 Bcf of reserves and a reduction in drilling. The finding and development cost results in 2010, however, were outstanding, producing a one-year capital efficiency rating of 321%;

•	Operating and general and administrative expenses ($3.17) were negatively impacted due to expenses that were originally budgeted to be capitalized but were later determined to be expensed. If these costs had been capitalized, and not expensed, the Company would have been very close ($3.02) to meeting its target;

•	Reserve replacement ratio results were outstanding, delivering a three-year average of 287%, due primarily to significant reserve replacement in 2010;

•	The Company’s decision to separately report NGLs in 2010 favorably impacted production. The production shown above was adjusted to exclude the increased production from reporting NGLs. It is, however, inclusive of production from subsequently discontinued operations;

•	Management successfully executed on its other goals, taken as a whole for the year, such as the successful capital raise, the completion of numerous acquisitions and the initiation of a three-year partnership repurchase program, including the successful repurchase of three partnerships originally issued in 2004; and

•	Management executed on several key initiatives to improve stock price performance in 2010 and the Company stock achieved a TSR that placed it at the top of its peer group. The Company’s stock price performance increased from $18.21 on January 1, 2010 to $42.25 on December 31, 2010.

Overall, we determined that the Company performed well on both the financial metrics and the operational metrics and that the stock performed very well on both an absolute and relative basis. As a result, after reviewing the

2010 results with a focus on the above-mentioned factors, the Committee determined that an overall corporate performance rating of 150% should be applied to each Named Executive Officer’s annual incentive award target.

Generally, the Committee believes that Company performance is a reflection of all Named Executive Officers’ performance in total. The Committee does, however, look at the performance of the individual against his/her personal goals and may apply discretion upward or downward to reflect individual performance. For 2010, the Committee did not make any significant differentiation in annual incentive awards due to individual performance. Actual bonus amounts paid for 2010 performance reflected in the “Summary Compensation Table” are as follows:

Named Executive Officer	Bonus Amount

Richard W. McCullough	$825,000
Gysle R. Shellum	264,000
Barton R. Brookman	270,000
Daniel W. Amidon	229,000
Lance A. Lauck	176,000	*

*	This amount excludes Mr. Lauck’s acquisitions bonus described below, which in combination totaled $330,500.

2010 Acquisitions Bonus to Mr. Lauck

In addition to his annual incentive bonus described above, Mr. Lauck is eligible to receive a special bonus in the event of the completion of successful acquisitions in a given year, as determined by the Committee. This program was put in place to incent value-added growth through acquisitions as part of the Company’s five-year business plan. In determining the size of Mr. Lauck’s award, the Committee considers asset acquisitions, asset trades, joint ventures/drill to earn transactions and corporate mergers that achieve the following:

•	Are consistent with the Company’s five-year plan;

•	Support the majority of the Company’s five annual corporate performance metrics;

•	Bring an inventory of new capital development opportunities that bring value-added reserve and production growth;

•	Project to be accretive to cash flow and earnings per share at least by the second year; and

•	Utilize the technical and financial strengths of the organization.

The amount of Mr. Lauck’s bonus is based on a mix of quantitative and qualitative factors, but payments made, if any, will be discretionary. In determining Mr. Lauck’s acquisition bonus for 2010, the Committee considered how PDC’s 2010 acquisition program achieved the desired results highlighted above. In 2010, we executed various purchase and sale agreements totaling $162 million to acquire properties containing an estimated 141 Bcfe of proved plus probable reserves, resulting in an acquisition finding and development cost for proved and probable reserves of only $1.15 per Mcfe. In addition, the 2010 program acquired reserves that consisted of 66% crude oil and natural gas liquids, a key focus for the Company in 2010. The acquisition program established a new core area for the Company in the Wolfberry Trend in the Permian basin which was enabled in part through a like-kind exchange that included a trade-out of our fully developed gas assets in Michigan. The acquired assets project value-added reserve and production growth.

The value that acquisitions bring to the Company is based on a number of factors, including production curves, capital costs and drilling pace, operating costs, etc., that are not entirely within the control of the Company at the time of acquisition. To account for these factors, Mr. Lauck’s acquisition bonus is paid over two years. Half of the bonus is paid in the first quarter of the year following the year in which the transaction occurred, based upon the initial projections in the year of the transaction. The remaining amount is paid in year two based on a post-transaction look-back evaluation of the transaction updated for actual results. To avoid placing too much emphasis on this program as a part of Mr. Lauck’s overall compensation package, the most he can receive under the annual incentive plan and acquisitions bonus in the aggregate for a given year is 200% of his base salary.

In 2010, the Committee considered four acquisitions. The Committee established an acquisition bonus pool for 2010 of $309,000 for numerous employees based on a percentage of its evaluation of the total economic value to the

Company of such acquisitions; this percentage for the acquisition bonus pool varied from 0.1% to 0.3% of the economic value of each acquisition. After reviewing the successful results of the 2010 acquisition program, the Committee awarded Mr. Lauck $154,500 (50% of the acquisition bonus pool), of which $77,250 was paid in 2011 and the remaining $77,250 will be paid in 2012 contingent upon the Committee’s determination of the updated actual results from a post-transaction look-back evaluation of revised projections.

2011 Bonus Targets

Based on the peer and survey data, we further adjusted bonus targets in 2011 to move total cash compensation closer to the median, as follows:

Target
Named Executive Officer	% Base Salary

Richard W. McCullough	100%
Gysle R. Shellum	65%
Barton R. Brookman	65%
Daniel W. Amidon	65%
Lance A. Lauck	65%*

*	Represents Mr. Lauck’s non-acquisition target bonus for the year. Mr. Lauck is eligible for a total bonus of up to 200% of base salary (inclusive of his annual incentive award) as well as any acquisition bonus as described above.

Long-Term Incentives

The Committee uses a combination of grants of restricted stock, stock options, SARs and performance shares in its mix of long-term incentives. While the Committee considers long-term incentives as primarily forward-looking, the Committee does consider the Named Executive Officer’s performance in the prior year in determining the size of the awards. Generally, the Committee considers competitive market data, previous equity awards, equity ownership levels of the Named Executive Officers and the mix of cash/equity compensation levels that is necessary to place our Named Executive Officers at the median of the latest available compensation data for total direct compensation (base salary, bonus and LTI combined).

In 2009, the Committee granted a mix of 75% time-based restricted shares, which vest ratably over four years, and 25% performance shares tied to specific stock price performance thresholds over three to five years (as described below). The Committee did not believe the outstanding performance shares were performing as designed due to the volatility of oil and gas prices. It is important to the Committee to provide a direct link to growth in stock price, but it also believed that retention of our Named Executive Officers was important during the economic downturn.

In 2010, our stockholders approved the 2010 LTI Plan. The Committee granted 75% as restricted stock and awarded 25% as SARs, both vesting ratably over three years to be more competitive with our peers. During late 2010, early 2011, the Committee reviewed various approaches to long-term compensation with a view toward developing a 2011 program that was more performance-driven, market-competitive and aligned the interests of our Named Executive Officers with the interests of stockholders. The Committee also considered the importance of relative stock price performance as a key measure for stockholders. As a result of this analysis, in 2011 the mix of long-term incentives was changed and the Committee implemented a performance share program providing that half of an executive’s award would be performance-based. The Committee reduced the percentage of time-based restricted stock from 75% to 50%, and granted 25% SARs and 25% performance shares. The performance shares may be earned at the end of the three-year performance period upon the achievement of specific relative TSR. The time-based restricted shares and SARs vest ratably over three years.

The Committee typically makes equity grants in the first quarter of the year, but it may make equity grants to Named Executive Officers at any time during the year. The Committee does not coordinate the timing of equity grants with the release of material non-public information. If in possession of such information, the Committee does not take such information into account when determining whether or in what amounts to make such grants.

The table below shows the long-term incentive grants that were approved for 2010 and 2011 made to each Named Executive Officer:

Long-Term Incentive Grants
	2010 Grants		2011 Grants
	Restricted		Restricted		Performance
Name/Year of Executive Status	Stock	SARs	Stock	SARs	Shares

Richard W. McCullough	43,566	25,371	14,928	12,992	5,571
Gysle R. Shellum	14,578	8,490	5,865	5,104	2,189
Barton R. Brookman	14,243	8,295	5,865	5,104	2,189
Daniel W. Amidon	13,405	7,807	4,799	4,176	1,791
Lance A. Lauck	12,567	7,319	4,799	4,176	1,791

The FASB ASC Topic 718 values for the 2010 grants are reflected in the “Summary Compensation” and “Grants of Plan-Based Awards” tables.

2011 Performance Share Program

Under this program, Named Executive Officers will receive shares of stock based on the Company’s TSR over the performance period from January 1, 2011 through December 31, 2013, as ranked among the comparably measured TSR of the applicable peer group. The peer companies selected by the Committee for measuring relative TSR are identical to the compensation benchmarking group with the following exceptions:

•	Excluded Comstock Resources because it is no longer comparable due to its growth in size;

•	Added Penn Virginia, which as a result of the sale of its coal operation is more similar in size and scope of operations to the Company; and

•	Eliminated ATP, Stone and Swift because they have significant operations in the Gulf of Mexico.

The Committee believes that the peer group appropriate for measuring relative stock price performance may be different from the peer group the Company is competing with for executive talent. We do, however, try to use the same companies whenever possible.

The TSR for the Company and each of the peer companies is determined by dividing (1) the Company’s average share price for the last twenty business days of the performance period, minus (2) the Company’s average share price for the twenty business days preceding the beginning of the performance period, plus (3) dividends (cash or stock based on ex-dividend date) paid per share of Company common stock over the performance period, divided by (4) the Company’s average share price for the twenty business days preceding the beginning of the performance period.

At the end of the performance period, payout can range from 0% — 200% of the target award as follows:

Company TSR Ranking	Payout Levels As % of
Among Peers	Award

Top	200%
75th Percentile	150%
Median	100%
25th Percentile	50%
Below 25th Percentile	0%

If the Company has negative TSR for the performance period, the maximum award that can be paid out under the program is 100%, regardless of relative performance.

Performance shares are paid in shares of common stock at the end of the performance period. The following outlines payment of the performance shares in the event of termination of employment prior to the end of the performance period:

•	All unvested awards are forfeited if a Named Executive Officer terminates for any reason (except death or disability) prior to a change of control of the Company.

•	A pro-rata portion of the shares may be earned upon death or disability of the executive, as described in the performance share agreement with the Named Executive Officer.

Upon a change of control of the Company during the performance period, payout of the performance shares will be based on the greater of 100% or performance through the date of change of control.

Special Equity Grants

From time to time, special grants are approved by the Committee. Special grants typically take the form of restricted stock but other types of awards may be made when appropriate. Special grants are typically considered:

•	In connection with promotion where more stock exposure is desired;

•	To recognize extraordinary achievement;

•	When the survey data demonstrates a significant deviation from market total direct compensation for the comparator group;

•	When an executive is considered “at risk” and special retention measures are necessary; and

•	As part of a new hire package for an executive.

In August 2009, the Company hired Mr. Lauck as Senior Vice President Business Development. As part of his new hire package, the Committee awarded Mr. Lauck 16,701 shares of restricted stock that vest ratably over four years. In addition, the Committee granted 10,000 shares of restricted stock, of which 3,000 shares were granted immediately and 7,000 shares were granted coincident with his signing of his employment agreement, which was finalized and executed in January 2010. These additional shares vest ratably over two years effective upon the anniversary of his date of hire.

In March 2011, the Committee also made a special retention grant to Mr. Shellum. The compensation packages of chief financial officers have been very competitive in recent years and the Company has historically been behind the market. Mr. Shellum is critical to the Company’s business plan and, to ensure the retention of Mr. Shellum, a restricted share grant of 7,000 shares vesting ratably over five years was awarded. The Committee believes that the remaining officers are adequately incented due to retention grants that were made in 2008 to Messrs. McCullough, Brookman and Amidon and the new hire package awarded to Mr. Lauck.

Changes to Benefits and Perquisites

Under the terms of their prior employment agreements, Messrs. McCullough and Amidon were entitled to reimbursement of medical expenses over and above those covered under the Company’s medical plan. In 2010, as part of the renegotiation of their employment agreements, the Committee eliminated this benefit.

Agreements with Named Executive Officers

The Committee believes that severance protection can play a valuable role in attracting, motivating and retaining highly talented executives. The Committee also believes that having an existing agreement in place is preferable to negotiating an exit package at the time of a Named Executive Officer’s departure. Accordingly, the Company provides such protections for the Named Executive Officers under their employment agreements which are described in detail under “Potential Payments upon Termination or Change of Control.” The Committee considers these protections to be an important part of an executive’s compensation and consistent with competitive practices in the oil and gas industry.

Termination Prior to a Change of Control

The Committee believes that an important part of attracting and retaining executives is offering transitional income in the event an executive is terminated by the Company without cause, or in the event the terms of his employment change significantly enough to warrant a “good reason” for the executive to terminate employment. This also gives the Company the flexibility to make decisions regarding organizational issues with agreed-upon severance terms.

Change of Control

The Committee believes that the occurrence, or potential occurrence, of a change-of-control transaction will create uncertainty regarding continued employment. This uncertainty results from the fact that many change-of-control transactions result in significant organizational changes, particularly at the senior executive level. Change-of-control benefits are intended to encourage executive officers to remain employed with the Company during an important time when prospects for continued employment are often uncertain and to provide a measure of financial security prior to and after a change of control. Moreover, the Committee believes that the amounts to be paid under the change-of-control agreements ensure that the interests of the executives will be materially consistent with the interests of the Company’s stockholders when considering corporate transactions.

In 2010, the Committee reviewed the competitiveness of the employment agreements and amended and restated these agreements. The Committee looked at the level of severance benefits provided in the oil and gas industry since that is our primary competition for executive talent and determined that the level of severance benefits provided was competitive for our industry. The Committee also studied the necessity for excise tax “gross-up” on any “excess parachute payments” under Code Section 280G and determined that it was in the best interest of our stockholders not to provide such “gross-up” benefits. The agreements were renegotiated to eliminate the ability of the executive to voluntarily terminate and receive benefits following a change of control and to provide benefits only in the event the executive’s employment is terminated other than for cause or by the executive for “good reason,” within 24 months following the change-of-control transaction. The Committee believes that this structure strikes a proper balance between the incentives and the hiring, motivating and retention effects described above, without providing benefits to executives who voluntarily terminate or continue to be employed by an acquiring company. This structure may also be attractive to potential acquiring companies, which place significant value on retaining members of the executive team for some transition period. Potential acquirers may have an incentive to constructively terminate the executive’s employment to avoid paying severance; accordingly, the Committee believes it is appropriate to provide severance benefits upon a termination by the executive for “good reason.”

The following tables contain information concerning the compensation of the Company’s Named Executive Officers.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
					Options/	Non-Equity	Deferred
				Stock	SAR	Incentive Plan	Compensation	All Other
		Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Earnings(5)	Compensation(6)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Richard W. McCullough	2010	550,000	825,000	1,064,753	336,419	—	38,914	87,793	2,902,879
Chief Executive Officer	2009	450,000	315,500	382,961	—	472,500	36,712	175,326	1,832,999
and Chairman	2008	340,000	181,213	1,648,741	—	422,831	32,555	74,704	2,700,044
Gysle R. Shellum	2010	275,000	264,000	356,286	112,577	—	—	47,589	1,055,452
Chief Financial Officer(7)	2009	235,000	86,625	—	—	123,375	—	85,064	530,064
	2008	27,115	20,000	235,008	—	—	—	2,911	285,034
Barton R. Brookman	2010	290,000	270,000	348,099	109,992	—	—	33,262	1,051,353
Senior Vice President	2009	270,000	93,250	180,568	—	141,750	—	30,025	715,593
Exploration and Production	2008	250,000	71,850	652,337	—	167,650	—	29,914	1,171,751
Daniel W. Amidon	2010	260,000	229,000	327,618	103,521	—	—	159,396	1,079,535
General Counsel and	2009	245,700	86,008	131,431	—	128,993	—	50,399	642,531
Secretary	2008	227,500	63,162	652,337	—	147,378	—	34,567	1,124,944
Lance A. Lauck	2010	235,000	330,500	446,087	97,050	—	—	40,670	1,149,307
Senior Vice President	2009	73,556	39,375	269,707	—	25,625	—	7,031	415,294
Business Development(8)

(1)	This column represents the non-formulaic based amounts paid under the Company’s annual incentive bonus plan. For a description of the 2010 awards, see “Annual Incentives” under “Compensation Discussion and Analysis.” The 2010 amount for Mr. Lauck includes $176,000 of annual incentive bonus and $77,250, equal to half of $154,500, for the special acquisitions bonus that was earned in 2010, of which 50% is deferred for one year and conditioned upon confirmation of the acquisition results. For a description of the acquisitions bonus, see “2010 Acquisitions Bonus to Mr. Lauck” under “Compensation Discussion and Analysis.” In 2009, annual cash bonus amounts were deemed related to specific metrics, and so a portion of the annual cash bonus was accrued in Column 7 titled “Non-Equity Incentive Plans.” For 2010, the entire annual cash bonus was included in Column 4 titled “Bonus.”

(2)	This column represents the grant date value of stock-based compensation awards, which include time-based restricted stock awards, performance based awards in 2008 and 2009, retention grants to Messrs. McCullough, Brookman and Amidon in 2008 in the amount of 13,878, 4,956 and 4,956 shares, respectively, and the new hire restricted stock grants to Mr. Shellum in 2008 and Mr. Lauck in 2009 and 2010. The 2010 grants are detailed in the “Grants of Plan-Based Awards” table. Terms of the awards and descriptions of the 2008 and 2009 performance-based awards can be found in “Additional Discussion of Tables Related to Summary Compensation and Grants of Plan Based Awards.” In accordance with recent changes to the SEC rules, the amounts reported in the above table for 2010 reflect the aggregate grant date fair value of the stock awards in 2010, calculated in accordance with FASB ASC Topic 718. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements.

(3)	This column represents the grant date value of SARs granted in 2010. These grants are detailed in the “Grants of Plan-Based Awards” table. Terms of the awards can be found in “Additional Discussion of Tables Related to Summary Compensation and Grants of Plan-Based Awards.” In accordance with recent changes to the SEC rules, the amounts reported in the above table for 2010 reflect the aggregate grant date fair value of the SARs awards in 2010, calculated in accordance with FASB ASC Topic 718. These values have been determined under the principles used to calculate the grant date fair value of SARs awards for purposes of the Company’s financial statements.

(4)	This column represents the grant date fair value of performance-based formulaic amounts earned under the Company’s annual incentive bonus plan in 2008 and 2009.

(5)	This column represents the present value of the current year accrual for Mr. McCullough’s supplemental retirement plan benefit payable beginning twelve months after termination of employment. For a description of this benefit, see “Components of the Company’s Compensation Program – Other Compensation – Retirement Plan” under “Compensation Discussion and Analysis.” The “Pension Benefits” table outlines how the accrual amount for 2010 was determined.

(6)	Amounts shown in this column are detailed in “All Other Compensation” below; relocation expenses represent the majority of this amount for Mr. McCullough in 2009 and Amidon in 2010.

(7)	Mr. Shellum was hired as CFO effective November 11, 2008.

(8)	Mr. Lauck was hired as Senior Vice President Business Development effective August 31, 2009.

ALL OTHER COMPENSATION

		Company-
		Paid Life			Annual
		and	Company	401(k)	Profit		Total
		Disability	Paid Medical	Matching	Sharing		All Other
		Insurance(1)	Expenses(2)	Contribution(3)	Contribution(4)	Perquisites(5)	Compensation
Name	Year	($)	($)	($)	($)	($)	($)

Richard W. McCullough	2010	$18,122	$439	$22,000	$7,626	$39,606	$87,793
Gysle R. Shellum	2010	—	—	22,000	7,626	17,963	47,589
Barton R. Brookman	2010	—	—	16,500	7,626	9,136	33,262
Daniel W. Amidon	2010	—	—	22,000	7,626	129,770 (6)	159,396
Lance A. Lauck	2010	—	—	16,500	7,626	16,544	40,670

(1)	This column represents the cost of reimbursed disability and life insurance premiums for Mr. McCullough.

(2)	This column represents the cost of Company-reimbursed medical expenses in excess of those paid by the Company’s medical plan for Messrs. McCullough and Amidon. The Committee eliminated this benefit in April 2010.

(3)	This column represents the Company’s annual 401(k) matching contribution to the Company’s 401(k) and Profit Sharing Plan.

(4)	This column represents the Company’s annual profit sharing contribution to the Company’s 401(k) and Profit Sharing Plan.

(5)	This column represents the total perquisites provided by the Company. No individual perquisite exceeded $25,000, except the relocation expense as noted in footnote (6) below.

(6)	This figure includes $112,150 of relocation expenses related to Mr. Amidon’s move to Denver. Of this amount, $71,188 was paid by the Company and the remaining $40,962 was the related tax “gross-up” for relocation expenses.

GRANTS OF PLAN-BASED AWARDS

											All Other
										All Other	Option/
										Stock	Awards:	Exercise	Grant Date
		Estimated Future Payouts					Estimated Future Payouts			Awards:	Number of	or Base	Fair Value of
		Under Non-Equity					Under Equity			Number of	Securities	Price of	Stock and
		Incentive Plan Awards(1)					Incentive Plan Awards			Shares	Underlying	Option	Option
		Threshold	Target		Maximum		Threshold	Target	Maximum	of Stock(2)	Options(3)	Awards	Awards
Name	Grant Date	($)	($)		($)		(#)	(#)	(#)	(#)	(#)	($)	($)

Richard W. McCullough	4/19/2010	—	550,000		1,100,000		—	—	—	—	—	—	—
	4/19/2010	—	—		—		—	—	—	—	25,371	24.44	336,419	(4)(5)
	4/19/2010	—	—		—		—	—	—	43,566	—	—	1,064,753	(5)(6)
Gysle R. Shellum	4/19/2010	—	165,000		330,000		—	—	—	—	—	—	—
	4/19/2010	—	—		—		—	—	—	—	8,490	24.44	112,577	(4)(5)
	4/19/2010	—	—		—		—	—	—	14,578	—	—	356,286	(5)(6)
Barton R. Brookman	4/19/2010	—	174,000		348,000		—	—	—	—	—	—	—
	4/19/2010	—	—		—		—	—	—	—	8,295	24.44	109,992	(4)(5)
	4/19/2010	—	—		—		—	—	—	14,243	—	—	348,099	(5)(6)
Daniel W. Amidon	4/19/2010	—	143,000		286,000		—	—	—	—	—	—	—
	4/19/2010	—	—		—		—	—	—	—	7,807	24.44	103,521	(4)(5)
	4/19/2010	—	—		—		—	—	—	13,405	—	—	327,618	(5)(6)
Lance A. Lauck	1/27/2010	—	—		—		—	—	—	7,000	—	—	138,950	(7)
	4/19/2010	—	117,500	(8)	435,000	(9)	—	—	—	—	—	—	—
	4/19/2010	—	—		—		—	—	—	—	7,319	24.44	97,050	(4)(5)
	4/19/2010	—	—		—		—	—	—	12,567	—	—	307,137	(5)(6)

(1)	These columns reflect the target and maximum awards payable under the Company’s annual incentive plan with the exception of Mr. Lauck as described below in footnote (8). This amount is reflected in the Bonus column of the “Summary Compensation Table” under applicable SEC regulations. For a description of the 2010 awards, see “Annual Incentives” under “Compensation Discussion and Analysis.”

(2)	This column represents time-based restricted stock awards under the Company’s 2004 LTI Plan. For a description of the 2010 awards, see “Long Term Incentives” under “Compensation Discussion and Analysis.”

(3)	This column represents SARs awarded under the Company’s 2004 LTI Plan. For a description of the 2010 awards, see “Long-Term Incentives” under “Compensation Discussion and Analysis.”

(4)	Grant date fair value for SARs is computed by multiplying the number of shares awarded by the grant date fair market value as computed utilizing the Black-Scholes pricing model, which was $13.26 per share.

(5)	These grants are scheduled to vest ratably over three years beginning April 19, 2011.

(6)	Grant date fair value for restricted stock is computed by multiplying the number of shares awarded by the closing price of the Company’s common stock, as reported on the NASDAQ Global Select Market, on the date of grant, which was $24.44.

(7)	These shares represent part of Mr. Lauck’s new hire package and are scheduled to vest over two years beginning August 31, 2010. Grant date fair value for restricted stock is computed by multiplying the number of shares awarded by the closing price of the Company’s common stock, as reported on the NASDAQ Global Select Market, on January 27, 2010, which was $19.85.

(8)	This represents Mr. Lauck’s target award solely with respect to the annual incentive plan. In addition, Mr. Lauck was eligible for an acquisitions bonus in 2010. For a description of the acquisitions bonus, see “2010 Acquisitions Bonus to Mr. Lauck” under “Annual Incentives” and footnote (9) below.

(9)	The maximum Mr. Lauck could earn under the annual incentive plan was $235,000 (200% of $117,500) and the maximum he could earn under the acquisitions bonus was $200,000, for a total of $435,000. Under the terms of his employment agreement, the maximum combined bonus Mr. Lauck can receive in any year is 200% of his base salary.

ADDITIONAL DISCUSSION OF TABLES RELATED TO SUMMARY COMPENSATION
AND 2010 GRANTS OF PLAN-BASED AWARDS

The following provides additional disclosure about the 2008, 2009 and 2010 long-term incentive awards.

Terms of Restricted Stock and SAR Grants

Restricted Stock

•	Annual awards in 2010 vest ratably over three years. All prior annual awards vested ratably over four years.

•	Unvested awards are forfeited by the executive if the executive voluntarily terminates or is terminated for cause prior to the vesting date.

Stock Options/SARs

•	Options/SARs are awarded at the NASDAQ closing price of our stock on the date of the grant. Grants with an exercise price that is less than the closing price of our stock on the grant date or which are priced on a date other than the grant date are not permitted.

•	SAR awards in 2010 vest ratably over three years. All prior stock option awards vested ratably over four or five years.

•	Awards expire no later than ten years after grant date.

All unvested awards are forfeited by the executive if the executive voluntarily terminates or is terminated for cause prior to the vesting date.

2008/2009 Performance Shares

In 2008 and 2009, the Committee awarded performance shares that vest upon achievement of specific stock price targets over a three- to five-year period. The initial tranche could be earned as of the end of year three with additional hurdles targets for the end of years four and five. Any shares not vested would remain eligible to be vested in future years; however, any unvested shares at the end of the five-year performance period would be forfeited. The Committee decided to use three measurement dates to take into account the volatility of energy prices and their impact on the stock price of the Company. The following chart shows the various stock price hurdle rates and payout levels by year.

						Vested
	Approximate					Target
Year of	Growth	Target Price(1)				Percent
Award	Target(1)	2010	2011	2012	2013	Attained

2008	12%	$80.50	$90.00	$101.00	—	50%
	16%	89.50	103.50	120.00	—	75%
	20%	99.00	118.50	142.50	—	100%
2009	12%		30.50	34.00	$38.00	50%
	16%		34.00	39.00	45.50	75%
	20%		37.50	45.00	54.00	100%

(1)	Growth target percentages and target prices are based on the average closing price of the Company’s common stock during the preceding December for each year.

Performance shares will vest for a performance period if the target price is met or exceeded for that period. Performance shares that vest will not be subject to divestment if the share price subsequently falls below the threshold in a subsequent performance period.

Performance shares do not vest upon voluntary termination by the executive or termination by the Company for cause.

Effect of Termination on Long-Term Incentive Payments

For a description of what would happen to stock options/SARs, performance shares and restricted stock in all other termination scenarios or upon a change of control of the Company, see “Potential Payments Upon Termination of a Change of Control — Impact on Long-Term Incentive Plans.”

Special Restricted Stock Retention Grants in 2008

In 2008, after the announcement that Mr. McCullough had been selected as the new CEO, the Committee made special restricted stock awards to senior executives at that time, including Messrs. McCullough, Brookman and Amidon, to ensure retention of these executives as the Company was building its executive team. These shares were subject to the same terms and conditions as all other awards of restricted stock awards (described above), except they vested ratably over a five-year period.

New Hire Grants

In 2008, the Company hired Mr. Shellum and, in 2009, Mr. Lauck. As part of their new hire packages, Mr. Shellum was granted 12,240 shares of restricted stock that vest ratably over four years. Mr. Lauck was granted 26,701 shares of restricted stock, of which 16,701 shares were granted upon his hire date and vest ratably over four years, 3,000 shares were granted on his hire date and vest ratably over two years, and the remaining 7,000 shares were granted upon execution of his employment agreement in January 2010 and vest ratably over two years beginning August 31, 2010, the anniversary of his hire date. The restricted shares granted to both executives had the same terms and conditions as all other restricted shares outlined above. Such grants were equal to one time their base salary, based on the stock price at that time.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END

	Options/SARs Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan Awards:
					Number		Plan Awards:	Market
	Number of Securities				of Shares	Market Value	Number of	Value
	Underlying Unexercised		Option/		of Stock	of Shares of	Unearned	of Unearned
	Options/SARs Held at		SAR	Option/	That Have	Stock That	Shares That	Shares That
	December 31, 2010		Exercise	SAR	Not	Have Not	Have Not	Have Not
	Exercisable(1)	Unexercisable(2)	Price	Expiration	Vested(3)	Vested(4)	Vested(5)	Vested(4)
Name	(#)	(#)	($)	Date	(#)	($)	(#)	($)

Richard W. McCullough	3,333	—	43.60	11/14/2016	74,902	3,164,610	20,465	864,646
	—	25,371	24.44	4/19/2020	—	—	—	—
Gysle R. Shellum	—	8,490	24.44	4/19/2020	20,698	874,491	—	—
Barton R. Brookman	—	8,295	24.44	4/19/2020	26,069	1,101,415	8,295	350,464
Daniel W. Amidon	—	7,807	24.44	4/19/2020	25,236	1,066,221	7,877	332,803
Lance A. Lauck	—	7,319	24.44	4/19/2020	30,093	1,271,429	—	—

(1)	This column represents stock options exercisable as of December 31, 2010.

(2)	SARs were granted in 2010 and are scheduled to vest ratably over three years beginning in 2011 on each anniversary of the date of grant, which was April 19. The exercise price related to the SARs does not represent capital payable to the Company, but simply represents the base (the “exercise price”) at which the the stock appreciation value will be determined on the date of exercise.

(3)	The restricted stock in this column is scheduled to vest in accordance with the following table:

	Shares Vesting Per Year
	2011	2012	2013	Total

Richard W. McCullough	25,388	25,388	24,126	74,902
Gysle R. Shellum	7,919	7,919	4,860	20,698
Barton R. Brookman	8,876	8,876	8,317	26,069
Daniel W. Amidon	9,065	8,365	7,806	25,236
Lance A. Lauck	13,364	8,364	8,365	30,093

(4)	The market value of these shares is based on the closing price of the Company’s common stock of $42.25, as reported on the NASDAQ Global Select Market on December 31, 2010.

(5)	This column represents performance shares granted in 2008 and 2009 to be issued contingent upon the achievement of certain specified stock price performance goals as described in “Additional Discussion of Tables Relating to Summary Compensation and Grants of Plan-Based Awards.”

OPTIONS EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized	Shares Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting(1)
Name	(#)	($)	(#)	($)

Richard W. McCullough	—	—	11,929	$273,076
Gysle R. Shellum	—	—	3,060	108,997
Barton R. Brookman	—	—	10,220	287,516
Daniel W. Amidon	—	—	4,597	101,218
Lance A. Lauck	—	—	9,175	246,808

(1)	Represents the value of the restricted shares that vested in 2010. This value is determined by multiplying the number of vesting shares by the market value of the shares on the vesting date.

PENSION BENEFITS

		Number of	Present Value
		Years of	of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name(1)	(2)	(3)	(2)

Richard W. McCullough	Nonqualified Deferred Supplemental Retirement Benefit for Mr. McCullough	4	$155,657	$0

(1)	This benefit represents the supplemental retirement plan described under “Components of the Company’s Compensation Program — Other Compensation - Retirement Plan” under “Compensation Discussion and Analysis.” This benefit is only provided to Mr. McCullough. Messrs. Shellum, Brookman, Amidon and Lauck are not participants in this plan.

(2)	Mr. McCullough has a right to an annual nonqualified deferred supplemental retirement benefit following his retirement or other separation from service (“Separation”) equal to $7,500 times his number of years of completed service. Payments under this benefit are due on the anniversary date of his Separation. As of December 31, 2010, Mr. McCullough has four years of service and therefore has earned an annual $30,000 benefit payable for ten years following his Separation.

(3)	This column shows the present value of the total value of Mr. McCullough’s future supplemental retirement benefit. The amount assumes ten annual payments of $30,000 beginning in January following Mr. McCullough’s 65th birthday, using a 6% discount rate.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL/
EXECUTIVE EMPLOYMENT AGREEMENTS

On April 19, 2010, as a condition of the compensation adjustments in 2010, each Named Executive Officer entered into an amended and restated employment agreement (“Amended Agreements”). The initial term of each employment agreement is through December 31, 2011. The agreements are automatically extended for an additional twelve months on December 31, 2010 and on each successive December 31 unless either party gives notice of non-renewal. The primary purpose of the Amended Agreements was to provide for a “double trigger” change of control provision in place of the “single trigger,” and to make other amendments related thereto. The double trigger event has to occur within two years of the date of the change in control in order for the Named Executive Officer to receive the severance benefits. In addition, the Amended Agreement for each of Messrs. McCullough and Amidon (1) eliminated the Company’s contractual obligation to provide for reimbursement of medical expenses that are not covered under the Company’s medical plan; and (2) now requires a General Release before severance benefits are paid in the event of the termination of the Named Executive Officer by the Company without Just Cause, termination by the Named Executive Officer for Good Reason, or termination of the Named Executive Officer following a change of control. See the “Potential Payments Upon Termination Or Change in Control” table below for a quantification and explanation of amounts payable under such contract provisions.

Non-Compete and Non-Disclosure

Each employment agreement contains a non-disclosure covenant and also provides that the executive officer is prohibited during the term of his employment and for a period of one year following his termination from engaging in any competing business within any county, or adjacent county, in which the Company is doing business. In addition, the agreements also provide that executives are prohibited from soliciting employees from the Company for at least one year following termination.

Clawback Provisions

The employment agreements also contain a recoupment (or “clawback”) provision requiring the executive to reimburse all or a portion of his/her annual bonus if the Company must restate all or a portion of its financial statements due to material noncompliance by the Company with any financial reporting requirement under securities laws. The reimbursements are equal to the difference between the bonus paid to the executive for the affected years and the bonus that would have been paid to the executive had the financial results been properly reported.

Impact of Termination on Long-Term Incentive Plans

Under the terms of the 2004 and 2010 LTI Plans in related grant agreements and employment agreements, all unvested restricted stock, stock options, and SARs vest upon death, disability and change in control. The 2008 and 2009 performance share awards vest upon death, disability, termination by the Company without “Just Cause” and termination by the executive for “Good Reason” on a pro-rata basis based on the compound annual growth rate and the period of service that has elapsed since the grant date. Performance shares would also be paid out upon a change in control of the Company in the event of a sale of Company stock on a pro-rata basis and Company stock price performance through date of the change in control. The 2011 performance shares would vest upon death and disability on a pro-rata basis based on service completed during the performance period. In the event of disability, or in the event of death in the third year of the performance period, payout would occur at the end of the performance period. In the event death occurs in the first two years of the performance period, the benefit would be paid based on performance through the date of death. In the event of a change in control of the Company and more than one-half of the performance period has elapsed, the 2011 performance shares would be paid upon change in control at the greater of actual performance through change of control or 100% of target, whichever is greater. If less than one-half of the performance period has lapsed, the 2011 performance shares would be paid upon a change of control at 100% of target.

Change-of-Control Excise Tax Provision

The Company currently provides for no income tax gross-up or for any excise tax gross-up pursuant to taxes that may be imposed on “excess parachute payments” within the meaning of Section 280G and Section 4999 of the Code. If, in connection with a change of control of the Company, any compensation to a Named Executive Officer is accelerated or becomes vested, that executive could, in some cases, be considered to have received “parachute payments” within the meaning of Section 280G and Section 4999 of the Code. Pursuant to these tax laws, the executive could be subject to a 20% excise tax on parachute payments that exceed a certain amount, in which case the Company would be denied a tax deduction for such excess parachute payments. The employment agreements provide that if it is determined that any payment or distribution by the Company to or for the executive’s benefit would constitute an “excess parachute payment,” the Company will either (1) pay the total amount to the executive and he would be responsible for the excise tax; or (2) reduce the executive payment to the IRS “safe harbor amount,” whichever amount will give the executive the greater benefit.

Termination Benefits Table

The amount of compensation payable to each named executive officer in each termination situation is listed in the following table for fiscal year 2010, assuming termination had occurred on December 31, 2010, and the closing price per share on such date was $42.25. The actual amounts to be paid out can only be determined at the time of such Named Executive Officer’s termination.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

		By Company Without
		Cause or by Executive
		for Good Reason
	Voluntary	Prior to	Following
	by	Change in	Change in	For
	Executive	Control	Control(1)	Cause	Death	Disability
Name/Element of Compensation	($)	($)	($)	($)	($)	($)

RICHARD W. McCULLOUGH
Cash Compensation
Severance/Salary Continuation(2)	—	4,125,000	4,125,000	—	275,000	412,500
Earned but Unpaid 2010 Compensation(3)	825,000	825,000	825,000	—	825,000	825,000
Acceleration of Unvested Equity
Restricted Stock(4)	—	3,164,610	3,164,610	—	3,164,610	3,164,610
SARs(5)	—	451,858	451,858	—	451,858	451,858
Performance Shares(6)	—	205,758	205,758	—	205,758	205,758
Earned Profit Sharing/Deferred Compensation(7)	7,626	7,626	7,626	7,626	7,626	7,626
Health Benefit — Continuation(8)	—	21,254	21,254	—	—	—

Total	832,626	8,801,105	8,801,105	7,626	4,929,851	5,067,351

GYSLE R. SHELLUM
Cash Compensation
Severance/Salary Continuation(2)	—	970,000	1,455,000	—	162,500	243,750
Earned but Unpaid 2010 Compensation(3)	264,000	264,000	264,000	—	264,000	264,000
Acceleration of Unvested Equity
Restricted Stock(4)	—	874,491	874,491	—	874,491	874,491
SARs(5)	—	151,207	151,207	—	151,207	151,207
Performance Shares(6)	—	—	—	—	—	—
Earned Profit Sharing/Deferred Compensation(7)	7,626	7,626	7,626	7,626	7,626	7,626
Health Benefit — Continuation(8)	—	21,254	21,254	—	—	—

Total	271,626	2,288,577	2,773,577	7,626	1,459,823	1,541,073

		By Company Without
		Cause or by Executive
		for Good Reason
	Voluntary	Prior to	Following
	by	Change in	Change in	For
	Executive	Control	Control(1)	Cause	Death	Disability
Name/Element of Compensation	($)	($)	($)	($)	($)	($)

BARTON R. BROOKMAN
Cash Compensation
Severance/Salary Continuation(2)	—	1,050,000	1,575,000	—	162,500	243,750
Earned but Unpaid 2010 Compensation(3)	270,000	270,000	270,000	—	270,000	270,000
Acceleration of Unvested Equity
Restricted Stock(4)	—	1,101,415	1,101,415	—	1,101,415	1,101,415
SARs(5)	—	147,734	147,734	—	147,734	147,734
Performance Shares(6)	—	77,605	77,605	—	77,605	77,605
Earned Profit Sharing/Deferred Compensation(7)	7,626	7,626	7,626	7,626	7,626	7,626
Health Benefit — Continuation(8)	—	21,254	21,254	—	—	—

Total	277,626	2,675,634	3,200,634	7,626	1,766,880	1,848,130

DANIEL W. AMIDON
Cash Compensation
Severance/Salary Continuation(2)		1,467,000	1,467,000	—	137,500	206,250
Earned but Unpaid 2010 Compensation(3)	229,000	229,000	229,000	—	229,000	229,000
Acceleration of Unvested Equity
Restricted Stock(4)	—	1,066,221	1,066,221	—	1,066,221	1,066,221
SARs(5)	—	139,043	139,043	—	139,043	139,043
Performance Shares(6)	—	70,625	70,625	—	70,625	70,625
Earned Profit Sharing/Deferred Compensation(7)	7,626	7,626	7,626	7,626	7,626	7,626
Health Benefit — Continuation(8)	—	21,254	21,254	—	—	—

Total	236,626	3,000,769	3,000,769	7,626	1,650,015	1,718,765

LANCE A. LAUCK
Cash Compensation
Severance/Salary Continuation(2)	—	705,000	1,057,500	—	132,500	198,750
Earned but Unpaid 2010 Compensation(3)	253,250	253,250	253,250	77,250	253,250	253,250
Acceleration of Unvested Equity
Restricted Stock(4)	—	1,271,429	1,271,429	—	1,271,429	1,271,429
SARs(5)	—	130,351	130,351	—	130,351	130,351
Performance Shares(6)	—	—	—	—	—	—
Earned Profit Sharing/Deferred Compensation(7)	84,876	84,876	84,876	84,876	84,876	84,876
Health Benefit — Continuation(8)	—	21,254	21,254	—	—	—

Total	338,126	2,466,161	2,818,661	162,126	1,872,407	1,938,657

(1)	A benefit is only payable if, within two years following a change in control, the executive is terminated by the Company or its successor “without cause” or the executive terminates for “good reason” as defined in his employment agreement (“double trigger”). The Company currently provides for no income tax gross-up or for any excise tax gross-up pursuant to taxes that may be imposed on “excess parachute payments” within the meaning of Section 280G and Section 4999 of the Code.

(2)	In determining severance amounts for Messrs. McCullough and Amidon, because the valuation is as of December 31, 2010, the amount shown is determined using the 2010 bonus earned. In the case of Messrs. Shellum, Brookman and Lauck, pursuant to their respective employment agreements, the amount shown is determined using the 2009 bonus paid. Also, in the case of Mr. Lauck, the acquisitions bonus is not included in his calculation. Severance amounts for disability include up to 13 weeks of salary continuation in the event of short-term disability, a lump sum payment equal to six months base salary upon approval for long-term disability and, in the case of Messrs. McCullough and Amidon, a pro-rata bonus for the year if they terminate after March 31 of the year (shown in “Earned but Unpaid 2010 Compensation”). The severance amount for death is a lump sum payment equal to six months base salary and, in the case of Messrs. McCullough and Amidon, a pro-rata bonus for the year if they terminate in certain circumstances.

(3)	This represents the annual bonus earned for 2010 performance pursuant to the Company’s annual incentive plan. Please see “Annual Incentives” in “Compensation Discussion and Analysis” for discussion of the Company’s annual incentive plan. In addition, as of December 31, 2010, Mr. Lauck had earned an acquisitions bonus based upon acquisitions completed under his direction in 2010. Of the $154,500 owed Mr. Lauck, 50% is shown under “Earned but Unpaid 2010 Compensation” above and 50% is shown as deferred compensation under “Earned Profit Sharing/Deferred Compensation.” For a complete description of Mr. Lauck’s acquisitions bonus, see “2010 Acquisitions Bonus to Mr. Lauck” under “Compensation Discussion and Analysis.” In the case of termination for “cause,” it is the Company’s intent that no 2010 bonus would be earned and payable under the annual incentive plan. Although the 2010 bonuses were based upon specific performance metrics, due to the subjective and discretionary elements of bonus determination regarding Company and individual performance and the fact that the amount of bonus earned for 2010 is not determined and finalized until after year-end when Company performance is finalized, if an executive had been terminated for “cause” on December 31, 2010, no bonus would be due. In some cases of termination for “cause,” the Company may also determine that Mr. Lauck is not due the deferred amount of his acquisitions bonus.

(4)	All unvested shares of time-based restricted stock vest under the employment agreements upon all termination events except voluntary termination and termination for “cause.” The 2004 and 2010 LTI Plans and the specific award letters also provide for full accelerated vesting of all restricted stock upon change in control of the Company, death and disability. For the unvested shares of restricted stock that would have accelerated vesting, see “Outstanding Equity Awards at Fiscal Year End.”

(5)	All unvested SARs vest under the employment agreements upon all termination events except voluntary termination and termination “for cause.” The 2004 and 2010 LTI Plans and the specific award letters also provide for full accelerated vesting of all SARs upon a change in control of the Company, death and disability. The value of the SARs shown is calculated using the closing price of the Company’s shares on December 31, 2010, less the exercise price of the SARs determined on grant date. For the unvested SARs that would have accelerated vesting, see “Outstanding Equity Awards at Fiscal Year End.”

(6)	Under the employment agreements, all performance shares granted in 2008 and 2009 are forfeited in the event of voluntary termination or termination for “cause.” Under the terms of the performance share program, termination by the Company “without cause,” by the executive for “good reason,” termination due to death or disability and upon a change in control in the event of the sale of Company shares, shares are paid out pro-rata based on the length of time from grant date to termination of employment or change in control and are contingent on performance metrics as of the date of termination/change in control. The value shown for the 2009 performance shares is equal to the number of shares granted multiplied by 40% (two of five years completed in the cycle) multiplied by $42.25, the December 31, 2010 closing stock price. Based upon the performance metrics, 100% of the award was earned but only 40% was payable due to application of the time elapsed since the beginning of the performance period. None of the 2008 performance shares were earned or payable as of year-end based upon the performance criteria not being met.

(7)	Amounts for all executives includes $7,626 earned 2010 profit sharing contribution that was remitted to each executive’s 401(k) account in March 2011. Mr. Lauck’s amount includes $77,250 of his deferred and contingent acquisition bonus (50% of his 2010 earned amount) described in footnote (3) above. In addition to the amounts shown in this table, Mr. McCullough would also begin the supplemental retirement benefit described under “Components of the Company’s Compensation Program — Other Compensation — Retirement Plan” under “Compensation Discussion and Analysis” on the anniversary of his termination date. This benefit is not enhanced or accelerated upon termination of employment.

(8)	This represents the Company-subsidized COBRA premium cost to continue family health and dental coverage for an 18-month period.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information related to our equity compensation plans under which our equity securities are authorized for issuance as of December 31, 2010.

Number of
	Number of		Securities Remaining
	Securities to be	Weighted-Average	Available for
	Issued Upon Exercise of	Exercise Price of	Future Issuance
	Outstanding Options	Outstanding Options	Under Equity
	and Rights (1)	and Rights	Compensation Plans(2)
Plan Category	(#)	($)	(#)

Equity compensation plans approved by security holders	147,138	$27.10	1,181,288	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	147,138	$27.10	1,181,288

(1)	Includes 79,550 shares of common stock to be issued based upon continuous employment and the achievement of certain stock price performance goals over a specified period of time as described in “Additional Discussion of Tables Related to Summary Compensation and Grants of Plan-Based Awards.” These shares have been excluded from the weighted average.

(2)	The number of securities remaining available for future issuances have been reduced by the number of securities to be issued upon exercise of outstanding options, SARs and restricted shares subject to time vesting and certain market-based performance goals over a specified period of time.

(3)	The Company will no longer be issuing any securities under the 2004 LTI Plan.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Stockholder Proposals for 2012 Annual Meeting

Any proposal that a stockholder wishes to include in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders must be received by the Company at its principal executive office on or prior to December 26, 2011, and must be submitted in compliance with SEC Rule 14a-8. Proposals should be addressed to:

Corporate Secretary
Petroleum Development Corporation
1775 Sherman Street, Suite 3000
Denver, Colorado, 80203

Advance Notice Procedures Under the Company’s By-Laws

Any proposal or nomination for director that a stockholder wishes to propose for consideration at the 2012 Annual Meeting of Stockholders, but does not seek to include in our Proxy Statement under applicable SEC rules, must be submitted in accordance with Section 2.14(b) the Company’s By-Laws, which provides that no business may be brought before an Annual Meeting of Stockholders unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered advance notice to the Company. The notice must contain certain information specified in the By-Laws and be delivered to the Corporate Secretary at the address set forth above, not less than 80 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting. The By-laws also provide that if the meeting is held more than 30 days before the anniversary of the prior year’s Annual Meeting or 60 days after such anniversary, then notice can be given not later than the tenth day following the day on which public announcement of the date of the Annual Meeting is first made by the Company.

Pursuant to SEC Rule 14a-4(c)(1), if our Secretary receives any stockholder proposal at the address listed above after March 22, 2012 that is intended to be presented at the 2012 annual meeting without inclusion in the Proxy Statement for the meeting, the proxies designated by the Board will have discretionary authority to vote on such proposal.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding”, is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. Both the Company and some of our intermediaries may be “householding” our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our Annual Report and Proxy Statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on page one of this Proxy Statement, to the attention of the Corporate Secretary. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and Proxy Statement in the future, you should contact your bank, broker or other nominee record holder.

By Order of the Board of Directors,

Richard W. McCullough,
Chairman and Chief Executive Officer

Dated: April 25, 2011

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON WHO IS A RECORD OR BENEFICIAL HOLDER OF COMMON STOCK OF THE COMPANY, ON WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. COPIES MAY BE OBTAINED BY WRITING TO INVESTOR RELATIONS, PETROLEUM DEVELOPMENT CORPORATION, 1775 SHERMAN STREET, SUITE 3000, DENVER, COLORADO, 80203.

ENDORSEMENT_LINE______________ SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2 and 4, and every 3 YRS for Proposal 3. 1. Election of Class I Directors: 01 — Joseph E. Casabona For Withhold 02 — David C. Parke For Withhold 03 — Jeffrey C. Swoveland For Withhold 2. Advisory vote on executive compensation. 3. Advisory vote on the frequency of the advisory vote on executive compensation. 4. To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2011. For Against Abstain For Against Abstain 3 Yrs 2 Yrs 1 Yr Abstain B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee, guardian, or custodian, please give full title as such. If a corporation or partnership, please sign full corporate or partnership name, by an authorized officer. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T 1 U P X 1 1 4 7 3 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. _ 1775 Sherman Street, Suite 3000 Denver, Colorado 80203 Proxy Solicited by Board of Directors for Annual Meeting of Stockholders The undersigned appoints GYSLE R. SHELLUM and DANIEL W. AMIDON, and either of them, proxies, each with full power to act without the other and with full power of substitution for and in the name of the undersigned at the Annual Meeting of Stockholders of Petroleum Development Corporation (dba PDC Energy) (the “Company”) to be held on June 10, 2011, at 11:00 a.m. Mountain Time, and at any adjournment or postponement thereof, to vote all shares of the common stock of the Company held by the undersigned with respect to the matters herein and on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for such meeting dated June 10, 2011, and a copy of the Company’s 2010 Annual Report. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR EACH OF THE DIRECTORS SPECIFIED IN PROPOSAL 1, FOR EACH OF PROPOSAL 2 AND PROPOSAL 4, AND FOR EVERY 3 YRS FOR PROPOSAL 3. In their discretion, the appointed proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments or postponements thereof. IMPORTANT INFORMATION IS CONTAINED ON OTHER SIDE OF THIS CARD. PLEASE READ BOTH SIDES OF THIS CARD, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

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